Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

Republic Bank & Trust Company

AND

Green Dot Corporation

DATED AS OF

may 13, 2021

Page

Article 1 DEFINITIONS1

1.1 Definitions1

Article 2 PURCHASE AND SALE16

2.1 Purchase and Sale16

2.2 Purchase Price16

2.3 Closing16

2.4 Purchase Price Allocation17

2.5 Withholding18

Article 3 REPRESENTATIONS AND WARRANTIES OF SELLER18

3.1 Organization and Power18

3.2 Authorization18

3.3 Title to Business Assets19

3.4 No Breach19

3.5 Financial Statements19

3.6 Absence of Certain Developments20

3.7 Real Properties20

3.8 Contracts and Commitments21

3.9 Accounts Receivable22

3.10 Proprietary Rights22

3.11 Privacy and Cybersecurity26

3.12 Government Licenses and Permits27

3.13 Litigation; Proceedings27

3.14 Compliance with Laws27

3.15 Environmental, Health and Safety Requirements28

3.16 Business Employees and EROs28

3.17 Employee Benefit Plans28

3.18 Tax Matters29

3.19 Brokerage30

3.20 Affiliate Transactions30

3.21 Products; Services; Product Warranty; Product Liability30

3.22 Key Suppliers and Customers31

3.23 Regulatory Matters31

3.24 Disclosure32

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(continued)

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3.25 No Other Representations or Warranties33

Article 4 REPRESENTATIONS AND WARRANTIES OF BUYER33

4.1 Organization and Power33

4.2 Authorization33

4.3 No Violation33

4.4 Governmental Authorities and Consents33

4.5 Litigation33

4.6 Brokerage34

4.7 Sufficiency of Funds34

4.8 No Other Representations and Warranties; Acknowledgement34

Article 5 COVENANTS34

5.1 Conduct of Business34

5.2 Exclusivity36

5.3 Access to Information37

5.4 Reasonable Best Efforts38

5.5 Assignment of Contracts; Third-Party Consents39

5.6 Use of Names; Domain Name Transfer39

5.7 Notification of Certain Matters41

5.8 Insurance41

5.9 Payments With Respect to Accounts Receivable41

5.10 Wrong Pockets41

5.11 Employee and Related Matters41

5.12 Source Code Security43

5.13 Tax Matters.43

5.14 Litigation Support44

Article 6 CONDITIONS TO CLOSING44

6.1 Conditions to All Parties’ Obligations44

6.2 Conditions to Buyer’s Obligations44

6.3 Conditions to Seller’s Obligations45

Article 7 TERMINATION45

7.1 Termination45

7.2 Effect of Termination46

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(continued)

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7.3 Waiver of Right to Terminate46

Article 8 INDEMNIFICATION46

8.1 Survival46

8.2 Indemnification by Seller47

8.3 Indemnification by Buyer48

8.4 Limitations48

8.5 Indemnification Procedures48

8.6 Additional Provisions49

8.7 Investigation50

8.8 Exclusive Remedies50

8.9 Tax Treatment50

Article 9 ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING50

9.1 Mutual Assistance50

9.2 Press Release and Announcements50

9.3 Confidentiality51

9.4 Expenses51

9.5 Specific Performance51

9.6 Further Action51

9.7 Communications51

9.8 Transfer Taxes; Recording Charges52

9.9 Noncompetition; Nonsolicitation52

Article 10 MISCELLANEOUS53

10.1 Amendment and Waiver53

10.2 Notices53

10.3 Assignment54

10.4 Severability54

10.5 Construction54

10.6 Captions55

10.7 No Third Party Beneficiaries55

10.8 Complete Agreement55

10.9 Counterparts55

10.10 Governing Law55

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(continued)

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10.11 Confidential Supervisory Information56

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LIST OF EXHIBITS

Exhibit A	-	Form of Restrictive Covenant Agreement
Exhibit B	-	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit C	-	Form of Transition Services Agreement
Exhibit D	-	Form of Omnibus Transfer Agreement

LIST OF EXHIBITS

Schedule 1.1-A	-	Business Employees
Schedule 1.1-B	-	Excluded Assets
Schedule 1.1-C	-	Excluded Contracts
Schedule 1.1-D	-	Excluded Liabilities
Schedule 1.1-E		Other Business Loans
Schedule 1.1-F	-	Proprietary Rights
Schedule 1.1-G	-	Purchased Assets – Personal Property
Schedule 1.1-H	-	Purchased Assets – Business Proprietary Rights
Schedule 1.1-I	-	Purchased Assets – Products and Product Software
Schedule 1.1-J	-	Purchased RTN
Schedule 1.1-K	-	Purchased Contracts
Schedules 5.1(a) and (b)	-	Conduct of Business
Schedule 5.5(c)	-	Matters re: Assignment of Contracts; Third-Party Consents
Schedule 9.9(b)	-	Restricted Employees

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 13, 2021, by and between Republic Bank & Trust Company, a state-chartered banking corporation organized in Kentucky (“Seller”), and Green Dot Corporation, a Delaware corporation (“Buyer”).  Capitalized terms used in this Agreement have the meanings assigned to such terms in Article 1 and elsewhere throughout this Agreement.  Seller and Buyer may also be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller through its “Tax Refund Solutions” division is engaged in the Business;

WHEREAS, Seller desires to sell, transfer and assign, and Buyer desires to purchase the Purchased Assets (as defined below) and assume the Assumed Liabilities (as defined below), upon the terms and conditions set forth below;

WHEREAS, each of Buyer and Seller expect to benefit from the consummation of the Transactions (as defined below) and, to induce each other to enter into this Agreement, agree to be bound by the terms and provisions in this Agreement; and

WHEREAS, as a material inducement to Buyer to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement by the Parties, each of Steve Trager and Bill Nelson is entering into a Restrictive Covenant Agreement, in the form attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article 1
DEFINITIONS
1.1Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

“2021 Incentives” has the meaning set forth in Section 5.11(c).

“Acquisition Proposal” has the meaning set forth in Section 5.2.

“Acquisition Transaction” has the meaning set forth in Section 5.2.

“Affiliate” of any particular Person means any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or under common control with such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law).

“Agreement” has the meaning set forth in Preamble.

“Allocation Statement” has the meaning set forth in Section 2.4.

“Assumed Liabilities” means all liabilities of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise), in each case to the extent first arising from or under the operation of the Business after the Closing or any of the Purchased Assets as used in the Business after the Closing, including (i) all contractual liabilities and obligations of performance first arising after the Closing under each Purchased Contract (other than any performance obligation arising out of or caused by any breach of contract or breach of warranty by Seller occurring prior to the Closing); (ii) all accounts payable of the Business arising from the operations of the Business after the Closing; and (iii) all liabilities in respect of or relating to Transferred Employees arising from their employment with Buyer (or its Affiliate) after the Closing or the operation of the Business after the Closing.

“Bankruptcy and Equity Principles” has the meaning set forth in Section 3.2.

“Benefit Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, each of which is maintained, contributed to, or required to be contributed to, by Seller for the benefit of any Business Employee.

“Bill of Sale” has the meaning set forth in Section 2.3(b)(ii).

“Business” means the business of Seller’s “Tax Refund Solutions” division, including without limitation, facilitating the receipt and payment of federal and state tax refunds through its refund transfer product, offering a tax credit product through third-party tax preparers located throughout the United States and tax-preparation Software providers, offering a credit product to EROs, facilitating a collection service for certain tax-preparation Software providers and providing certain other ancillary services to EROs and taxpayers.

“Business Day” means any day other than a Saturday, Sunday, federal holiday or other day on which commercial banks in Los Angeles, California are authorized or required by Law to close.

“Business Employees” means the employees of Seller or its Subsidiaries providing services in connection with or for the operation of the Business and set forth on Schedule 1.1-A.

“Business Loan” means a RAP Loan, a SPA Loan or an Other Business Loan, in each case owned by Seller as of the Closing Date.

“Business Marks” has the meaning set forth in Section 5.6.

“Business Source Code” means the source code and related documentation for any and all Software that is owned or is purported to be owned by Seller or an Affiliate of Seller, and included in or used to develop the Product Software.

“Business Systems” has the meaning set forth in Section 3.10(m).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Fundamental Representations” has the meaning set forth Section 8.1(b).

“Buyer Indemnitees” has the meaning set forth in Section 8.2.

“Card Association” means VISA U.S.A., Inc. and Visa International, Inc. (collectively, “VISA”), MasterCard International, Inc., Discover Financial Services, LLC, American Express, Diners Club, Voyager, Carte Blanche, PayPal and any other card association, debit card network or similar entity and any legal successor organizations or association of any of them.

“Card Association Rules” means the rules, regulations, bylaws, standards, policies, and procedures of the Card Associations, including with respect to the Processing of Cardholder Data, the Payment Card Industry Data Security Standards (“PCI-DSS”) and the Payment Application Data Security Standards (“PA-DSS”), each as revised from time to time.

“Cardholder Data” means credit, debit or other payment method information, including the number assigned by a card issuer that identifies a cardholder’s account, card expiration date, data stored on the magnetic strip of a credit or debit card, PayPal or other online payment card processor account information and similar information (including any other cardholder information defined for or by the PCI-DSS or other PCI requirements).

“Claim Notice” has the meaning set forth in Section 8.5(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“COBRA Obligations” has the meaning set forth in Section 5.11(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitive Business” has the meaning set forth in Section 9.9(a).

“Competitive Territory” has the meaning set forth in Section 9.9(a).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of July 28, 2020, by and between Buyer and Seller, as amended.

“Contaminants” has the meaning set forth in Section 3.10(l).

“Continuing Claims” has the meaning set forth in Section 5.11(d).

“Contract” means any agreement, contract, purchase order, sales order or other legally binding commitment, arrangement or undertaking, together with any amendments and modifications thereto, excluding any Benefit Plan.

“Controlled Group” means Seller and each other Person that, together with Seller, is or was at a relevant time treated as a single employer under Section 414 of the Code.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“Electronic Return Originator” or “ERO” means the authorized Internal Revenue Service (IRS) e-file provider who originates the electronic submission of a Tax Return to the IRS.

“Environmental Law” means any Law in effect on or prior to the Closing in any way relating to the protection of human health and safety, the environment or natural resources including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” means (i) Seller’s rights under or pursuant to this Agreement; (ii) any right to receive mail and other communications addressed to Seller relating to the Excluded Assets or the Excluded Liabilities; (iii) all accounts receivable, other than those of the Business arising from the operations of the Business from and after the Closing; (iv) other than any books and records to the extent set forth in the definition of Purchased Assets, all books and records of Seller and its Affiliates, including the corporate books and records of Seller and its Affiliates, Seller’s minute books, stock transfer records or other records having to do with the company organization of Seller, all Tax Returns of Seller and any notes, worksheets, files or documents relating thereto, and all books and records relating to any Excluded Asset or Excluded Liability; (v) all Excluded Contracts; (vi) any of Seller’s insurance policies and binders and interests in insurance pools and programs and self-insurance arrangements whether or not related to the Business, for all periods before, through and after the Closing, including any and all refunds and credits due or to become due thereunder and any and all claims, rights to make claims and rights to proceeds on any such insurance policies, binders and interests for all periods before, through and after the Closing; (vii) all assets used solely in or otherwise relating solely to Seller’s other businesses, divisions or segments wholly unrelated to the Business; (viii) all cash and cash equivalents; (ix) all bank accounts of the Business;

(x) all loans and extensions of credit or commitments in respect thereof made by Seller or its Affiliates at or prior to the Closing whether or not relating to the Business, including Easy Advance loans made by Seller prior to the Closing, other than the Participation Interests; (xi) the Excluded Marks; (xii) any refunds of or against Pre-Closing Taxes and (xiii) all assets listed on Schedule 1.1-B.

“Excluded Contracts” means (i) all Contracts used solely in or otherwise relating solely to Seller’s other businesses, divisions or segments other than the Business, and (ii) those Contracts used in or otherwise related to the Business, but are expressly being excluded, each of which is listed on Schedule 1.1-C.

“Excluded Liabilities” means all liabilities of Seller or its Subsidiaries of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise) that are not expressly included in the Assumed Liabilities, including the following liabilities of Seller or its Subsidiaries: (i) liabilities and obligations set forth on Schedule 1.1-D; (ii) all accounts payable of the Business arising from the operations of the Business on or prior to the Closing; (iii) liabilities for Pre-Closing Taxes; (iv) all liabilities in respect of the Transferred Employees related to or arising from the period occurring on or prior to the Closing; and (v) liabilities and obligations resulting from or arising out of: (A)  Indebtedness (whether or not reflected in the Financial Statements) of Seller or the Business as of the Closing, (B) any Excluded Asset, (C) breach of contract, breach of warranty, tort, infringement or violation of Law occurring prior to the Closing, other than a breach of this Agreement, (D) earned but unpaid compensation of any kind arising or relating to the period prior to the Closing, including, without limitation, retroactive pay raises, commission payments, officer or employee bonuses or profit-sharing plans or payments, (E) Non-Transferred Employees, (F) any Benefit Plan or other benefit plan or arrangement with respect to Seller or any member of the Controlled Group, or any deferred compensation arrangement, phantom stock arrangement, stock option arrangement or any other compensation arrangement with respect to Seller or any member of the Controlled Group, (G) any accrued vacation of the Transferred Employees related to all periods on or prior to the Closing, (H) any amounts owed to any Person under any non-competition, severance or similar arrangements, (I) any liabilities or obligations associated with the operation or conduct of any business by Seller, other than the Assumed Liabilities of the Business, (J) Seller Transaction Expenses, (K) any intercompany payable or any intercompany liability of any nature, (L) any Proceedings to which Seller or any of its Affiliates is or has been a party, on or prior to the Closing or any Proceeding to which Seller or any of its Affiliates is or has been a party arising after the Closing, but is related to the operation of the Business or otherwise on or prior to the Closing, (M) any liability owing to any Affiliate, equityholder, officer, director or manager of Seller or any of its Affiliates arising on or prior to the Closing and (N) any liabilities with respect to “deposit” accounts as defined in the Federal Deposit Insurance Act, 12 U.S.C. § 1813.

“Excluded License” has the meaning set forth in Section 3.10(h).

“Export Control Laws” has the meaning set forth in Section 3.23(c).

“Financial Statements” has the meaning set forth in Section 3.5(a).

“GAAP” means generally accepted accounting principles, consistently applied, in the United States as promulgated by all relevant accounting authorities.

“Generally Available Software” means any generally commercially available off-the-shelf Software in unmodified, executable code form.

“Government Licenses” means all permits, licenses, franchises, orders, registrations, certificates, variances, approvals and other authorizations obtained from or otherwise made available by or under the authority of a Governmental Authority or other similar rights, and all data and records pertaining thereto, including those listed on the attached Schedule 3.12, in all cases as related to the Business.

“Governmental Authority” means any (i) federal, state, local, municipal, foreign or other government, (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court, arbitrator or other tribunal), (iii) multinational organization or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power of any nature.

“Guaranty” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the ordinary course of collection) or guarantees of the payment of dividends or other distributions upon the shares of any other Person.

“HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, the following liabilities of such Person incurred at or prior to the Closing: (i) the principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed (or issued in substitution for or exchange of indebtedness for borrowed money), or in respect of loans or advances to such Person and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable (including seller notes issued in connection with any acquisition undertaken by such Person); (ii) all obligations of such Person issued or assumed as the deferred purchase price of property or services (including earn-outs or other contingent payments), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, solely to the extent drawn; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) all obligations of such Person secured by a Lien; (vii) any off-balance sheet financing of a Person (excluding all operating leases of such Person); (viii) all Guarantees of such Person in connection with any of the foregoing liabilities of any other Person incurred at or prior to the Closing; and (ix) any accrued interest, breakage or prepayment premiums or penalties or other costs or expenses related to any of the foregoing.

“Indemnitee” has the meaning set forth in Section 8.5(a).

“Indemnitor” has the meaning set forth in Section 8.5(a).

“Insider” means (i) any officer, director, or direct or indirect 10% or greater securityholder of Seller, or any Person with an equivalent relationship to Seller; (ii) any individual related by blood, marriage or adoption to any individual listed in clause (i) hereof; or (iii) any Affiliate of any of the foregoing.

“IT Assets” means any and all (a) Software, hardware, databases, servers, systems, sites, circuits, networks, data communications lines, workstations, routers, hubs, switches, interfaces, websites (including the content thereon), platforms and cloud services (including software as a service, platform as a service and infrastructure as a service), automated networks and control systems, and all other computer, telecommunications and information technology systems, assets and equipment (whether or not local or outsourced); and (b) associated documentation.

“Knowledge” means, with respect to Seller, the actual or constructive knowledge, after due inquiry, of Steve Trager, Bill Nelson, John Rippy, Jeff Kosse, Brent Schuman and Brad Cunningham.  For purposes of this Agreement, “due inquiry” as it relates to the Knowledge means due inquiry in the ordinary course of the performance of such Person’s duties, which shall include reasonable inquiry of employees who (i) directly report to the foregoing Persons and (ii) have responsibilities pertinent to such inquiry.

“Latest Balance Sheet” has the meaning set forth in Section 3.5(a).

“Law” means any law, treaty, statute, ordinance, rule, principle of common law or equity, code or regulation of a Governmental Authority or judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Authority, including the Pandemic Measures.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy, any land, buildings, improvements, fixtures or other interest in real property of Seller or its Affiliate related to or used in or by the Business.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), pursuant to which Seller holds any Leased Real Property.

“Liens” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Loan Participation Price” means 95% of the outstanding principal balance of each Business Loan as of the Closing.  Seller’s good faith estimate of the Loan Participation Price shall be set forth in a statement delivered by Seller to Buyer in writing, together with supporting documents, no later than five (5) Business Days prior to the Closing Date and mutually agreed upon between Buyer and Seller at least two (2) Business Days prior to the Closing Date; provided, that as soon as practicable following the Closing Date (and no later than thirty (30) days following the Closing Date), Seller and Buyer shall mutually determine the final Loan Participation Price as of the Closing Date (taking into account any Business Loans issued in the period following the delivery of Seller’s good faith estimate and prior to the Closing) and the applicable Party shall pay an amount in cash to the other Party necessary to reflect the difference between the final Loan Participation Price and the estimated Loan Participation Price.

“Loss” has the meaning set forth in Section 8.2.

“Material Adverse Effect” means any event, circumstance, change, occurrence or effect (“Effect”) that has, has had or would reasonably be expected to have a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole; except for any

Effect resulting from or arising in connection with (A) changes or proposed changes in GAAP or changes in accounting requirements applicable to any industry in which the Business operates, (B) changes in the financial, securities, currency, international trade, capital or credit markets or in general economic or political conditions in any jurisdiction or industry in which the Business operates, (C) changes (including changes or proposed changes of applicable Law or the interpretation or enforcement thereof) in conditions generally affecting any industry in which the Business operates or the industries in which customers or suppliers of the Business operate, (D) any acts of God, disasters (including hurricanes, tornadoes, floods, fires, explosions, earthquakes and weather-related events), cyber-attack, terrorism, armed hostilities, sabotage, war, curfews, riots, demonstrations or public disorders or any escalation or worsening thereof after the date hereof, (E) any epidemic, pandemic or disease outbreak (including COVID-19) or worsening thereof, including (i) changes in the composition, number or identity of the employees of the Business resulting therefrom or (ii) commercially reasonable responses thereto (including the Pandemic Measures), (F) the announcement, pendency or consummation of the Transactions, the identity of Buyer or any facts or circumstances relating to Buyer or any actions taken by Buyer or the announcement or other disclosure of Buyer’s plans or intentions with respect to the conduct of the Business after the Closing, including the effect of any of the foregoing on the relationships, contractual or otherwise, of the Business with clients, customers, employees, suppliers, vendors, service providers or Governmental Authorities, (G) any failure to meet any internal projections, forecasts or predictions in respect of financial performance (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (H) any action taken (or omitted to be taken) at the written request or with the written consent of Buyer or (I) actions or omissions permitted by the express terms of this Agreement or any action taken (or not taken) by Seller, any Subsidiary of Seller or the Business that is expressly required to be taken (or not taken) pursuant to this Agreement, except, in the case of clauses (A), (B), (C) and (D), to the extent the Business, taken as a whole, is affected materially disproportionately thereby relative to other participants in the industry or industries in which the Business operates (in which case only the incremental material disproportionate effect or effects may be taken into account in determining whether there has been a Material Adverse Effect).

“Material Contracts” has the meaning set forth in Section 3.8(a).

“Non-Competition Period” has the meaning set forth in Section 9.9(a).

“Non-Paying Party” has the meaning set forth in Section 5.13(a).

“Non-Transferred Employees” means (i) those employees of Seller who are not Business Employees or (ii) those employees of Seller who are Business Employees who are offered employment with Buyer or its Affiliates but do not accept employment with Buyer or its Affiliate on or as of the Closing Date.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the certificate of formation or articles of organization and the operating or limited liability company agreement of a limited liability company, (c) the partnership agreement and any statement of partnership of a general partnership, (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person and (f) any amendment to or restatement of any of the foregoing.

“Other Business Loan” means a loan originated by the Seller pursuant to the programs set forth on Schedule 1.1-E in the ordinary course of its business consistent with past practices.

“Outside Date” has the meaning set forth in Section 7.1(d).

“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Entity or industry group in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES), or any other epidemic, pandemic or disease outbreak.

“Participation Agreement” has the meaning set forth in the Section 2.3(b)(ii).

“Participation Interests” means participation interests evidencing ownership of 95% of each Business Loan.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Paying Party” has the meaning set forth in Section 5.13(a).

“Permitted Liens” means (i) Liens disclosed in the Financial Statements or notes thereto or securing liabilities reflected in the Financial Statements or notes thereto; (ii) Liens for Taxes not yet due and payable as of the Closing Date or, if due, not delinquent or that are being contested in good faith; (iii) mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business and for amounts which are not yet due and payable or, if due, not delinquent or that are being contested in good faith; (iv) statutory or contractual Liens of landlords or Liens on the landlord’s or prior landlord’s interests; (v) with respect to each parcel of Leased Real Property, zoning, building and other land use Laws imposed by any Governmental Authority having jurisdiction over such parcel which are not violated by the current use or occupancy of such parcel or Seller’s operations thereon and which do not materially impair the current use or occupancy of the property subject thereto; (vi) Liens constituting non-exclusive licenses in respect of any Proprietary Rights granted in the ordinary course of business; (vii) Liens incurred in the ordinary course of business since the date of the Latest Balance Sheet that do not materially adversely affect the ownership, use or operation of the property subject thereto; and (viii) Liens arising under workers’ compensation, unemployment insurance, social security, retirement or similar Laws.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.

“Personal Data” means any data or information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular natural individual or household and any other data or information that constitutes “personal data”, “personal information,” or “personally identifiable information” under any applicable Privacy Obligation, and includes an individual’s combined first and last name, home address, telephone number, fax number, email address, social security number or other Governmental Authority-issued identifier (including state identification number, tax identification number, driver’s license number, or passport number), precise geolocation information of an individual or device, biometric data, medical or health information, credit card or other financial information (including bank account information), cookie identifiers associated with registration information, or any other browser- or device-specific number or identifier not controllable by the end user, and web or mobile browsing or usage information that is linked to the foregoing.

“Pre-Closing Taxes” means (i) any Taxes of Seller or any of its Affiliates for any Tax period; (ii) any Taxes arising from or attributable to the Business, the Purchased Assets, or the operation of the Business for any period up to and including the Closing Date, including Straddle Period Taxes (including, for the avoidance of doubt, any and all Taxes of any Person for which Seller is responsible as a result of being a transferee or successor, by a Contract or otherwise, or pursuant to any Law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing); and (iii) any Transfer Taxes allocated to Seller pursuant to Section 9.8.

“Privacy Obligations” means all applicable Laws, contractual obligations, self-regulatory standards, written policies or terms of use of, or any consents obtained by Seller in connection with the Purchased Assets that are related to privacy, security, data protection or the Processing of Personal Data, including, the European Union General Data Protection Regulation (Regulation (EU) 2016/679) (the “GDPR”), the European Union ePrivacy Directive (Directive 2002/58/EC) and applicable implementing Laws, the California Consumer Privacy Act (the “CCPA”), the New York Department of Financial Services Cybersecurity Regulations, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, state data security Laws, state unfair or deceptive trade practices Laws, state biometric privacy acts, state social security number protection Laws, state data breach notification Laws, Canada’s Personal Information Protection and Electronic Documents Act, the Card Association Rules, and any Laws concerning requirements for website and mobile application privacy policies and practices, data or web scraping, cybersecurity disclosures in public filings, call or electronic monitoring or recording or any outbound communications (including, outbound calling and text messaging, telemarketing, and email marketing).

“Proceeding” means all litigation, suits, actions, claims, charges, complaints, material grievances, arbitrations, audits, examinations, investigations, hearings, inquiries and other proceedings (in each case, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private).

“Process” or “Processing” means any operation or set of operations which is performed on data, or on sets of data, including Personal Data, whether or not by automated means, such as the receipt, access, acquisition, arrangement, collection, copying, creation, maintenance, modification, recording, organization, processing, compilation, selection, structuring, storage, visualization, adaptation, alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction, or instruction, training or other learning relating to such data or combination of such data.

“Product Software” has the meaning set forth in Section 3.10(d).

“Products” means all products of the Business, including Refund Transfers, Assisted Refunds, Easy Advances, Receivables Assistance Program, Software Purchase Assistance and collections process.

“Prohibited Fund” has the meaning set forth in Section 3.23(d)(iii).

“Prohibited Payments” has the meaning set forth in Section 3.23.

“Prohibited Person” means (a) a Person on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Department of the Treasury or the Denied Persons List or Entity List administered by the U.S. Department of Commerce; (b) a Person on any list of sanctioned Persons administered by the European Union or Member of the European Union; (c) the government of any nation against which the United States imposes a trade embargo, including any agency or instrumentality thereof; or (d) a Person acting or purporting to act, directly or indirectly, on behalf of, or an entity that is majority owned or controlled by, any of the Persons covered by subsections (a), (b) or (c).

“Proprietary Rights” means all intellectual property and proprietary rights throughout the world, including the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissues, continuations, continuations-in-part, divisions, continued prosecution applications, extensions, as well as all reissues or reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, slogans, trade names, Internet domain names, IP addresses, corporate names and other indicia of source and all registrations and applications for registration thereof, together with all goodwill associated therewith; (iii) web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (iv) copyrights and works of authorship, and all registrations and applications for registration thereof; (v) mask works and all registrations and applications for registration thereof; (vi) computer Software (including source code, object code, data, databases and related documentation); (vii) trade secrets, confidential information, and proprietary data and information (including compilations of data (whether or not copyrighted or copyrightable), ideas, discoveries, formulae, algorithms, compositions, blends, methods, processes, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical data, financial and accounting data, business and marketing plans, and customer and supplier lists and related information); and (viii) all copies and tangible embodiments of the foregoing (in whatever form or medium), including in the case of each of the foregoing clauses (i) through (viii), the items set forth on Schedule 1.1-F.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Purchase Price Allocation” has the meaning set forth in Section 2.4.

“Purchased Assets” means all of Seller’s right, title and interest in and to (including indirect and other forms of beneficial ownership) the assets, properties and rights used or held for use in the conduct of, relating to or otherwise used in connection with the Business, whether tangible, intangible, real or personal and wherever located, as the same may exist as of the Closing, including, without limitation, the following such assets, properties and rights, but in each case excluding the Excluded Assets:

(i)all prepayments, prepaid expenses and other similar assets;
(ii) all inventories, work in progress and supplies;
(iii)all machinery, equipment, furniture, automobiles and other vehicles, spare parts and supplies, Business Systems, and all related equipment, telephones and all related equipment and all other tangible personal property, including the assets set forth on Schedule 1.1-G;

(iv)all Purchased Contracts and all rights existing under the foregoing, except for any Excluded Contracts;
(v)performance evaluations pertaining to the Transferred Employees for the past two years and the most recent records related to trainings completed by each Transferred Employee;
(vi)the Participation Interests which shall be purchased pursuant to this Agreement and Participation Agreement;
(vii)all claims, deposits, prepayments, warranties, Guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature in favor of Seller to the Purchased Assets or the Business;
(viii)all Proprietary Rights, including all Proprietary Rights in the Products and Product Software and those listed on Schedule 1.1-H, including all business names or trade names used in connection with the Business but for the avoidance of doubt other than the Excluded Marks (collectively, the “Business Proprietary Rights”);
(ix)all telephone numbers, telecopy numbers and e-mail addresses and listings that are primarily related to the Business;
(x)all Government Licenses that are primarily related to the Business;
(xi)copies of all customer and supplier lists, customer and supplier records, invoices, manuals, studies, reports or summaries and sales and promotional literature and all books, records and accounts, financial records, copies of Tax Returns of the Business(but, for the avoidance of doubt, excluding any income, franchise or similar Tax Returns of Seller or any of its Affiliates) and any consumer records (including consumer Tax Returns data or other consumer Tax records) in respect of taxable years ending prior to January 1, 2021;
(xii)the Products and all Product Software, including all “scorecards” and other underwriting tools used in connection with any Products and those that listed on Schedule 1.1-I;
(xiii)the Business Source Code;
(xiv)all rights to receive and retain mail and other communications relating to the Purchased Assets and the Assumed Liabilities after the Closing;
(xv)all routing transit numbers associate with the bank accounts used in the Business to facilitate the transfer of client funds, each of which is on Schedule 1.1-J (the “Purchased RTN”); provided, however, title to the Purchased RTN shall be assigned and transferred from Seller to Buyer effective as of the expiration or termination of the Transition Services Agreement (without any additional consideration therefor);
(xvi)all goodwill of the Business; and

(xvii)all other assets owned, leased, licensed or otherwise held by Seller (including indirect and other forms of beneficial ownership) (other than those of the type referred to in the foregoing categories) and used or held for use in the conduct of the Business as of the Closing Date;

provided, however, it is acknowledged and agreed, and it is the intention of the Parties, that Generally Available Software, Business Systems, other information technology systems, shared vendor Contracts, or any assets relating to administrative, reporting or back office support services, and in each case, only to the extent that (i) they are not primarily related to the Business, (ii) they are enterprise-wide assets widely used throughout the organization of Seller and its Subsidiaries and Affiliates, (iii) none of such assets is the type that Buyer as a banking organization would not reasonably be expected to have or have access to (or to a substantially comparable alternative) in the normal course and (iv) Buyer is not required (as determined in its commercially reasonable discretion) to come out-of-pocket to procure (whether by purchase, license or otherwise) any such assets or assets substantially comparable thereto to operate the Business in the manner as operated by Seller, at any time immediately after the Closing or immediately after the expiration or termination of the Transition Services Agreement, which costs are above and beyond any such costs that Buyer would otherwise have been required to incur in any case had such asset been transferred to Buyer as a Purchased Asset at Closing (or, if Buyer would otherwise be required to incur such incremental costs, Seller implements at its expense alternative arrangements to provide such assets or the rights and benefits thereof to Buyer as necessary to put Buyer in substantially the same position it would have been in had such asset been transferred to Buyer as a Purchased Asset at Closing), shall not constitute a Purchased Asset (such assets meeting all of the requirements of (i), (ii), (iii) and (iv) that are excluded pursuant to this proviso (for the avoidance of doubt, not including any Excluded Assets identified in the definition thereof or Schedule 1.1-B), the “Excluded Enterprise Wide Assets”); provided, further, if after the Closing Buyer notifies Seller in writing that an asset initially determined to be an Excluded Enterprise Wide Asset does not constitute an Excluded Enterprise Wide Asset and such asset fails to meet any of the requirements under (i), (ii), (iii) and (iv) above, then upon receipt of such notice and within ten (10) days thereof, Seller shall provide or cause to be provided to Buyer for no additional consideration such omitted asset or assets substantially comparable thereto (or Seller shall implement at its expense alternative arrangements to provide such assets or the rights and benefits thereof to Buyer as necessary to put Buyer in substantially the same position it would have been in had such asset been transferred to Buyer as a Purchased Asset at Closing).

“Purchased Contracts” means Contracts to which Seller is a party relating to the Business, including (i) any agreements, contracts, arrangements, purchase orders, invoices and other instruments of purchase between Seller and customers of the Business or in respect of the Products; (ii) Software licenses, services agreements or similar agreements or arrangements through which Seller embeds, integrates, bundles, redistributes, resells or otherwise sublicenses Software licensed by any third party; (iii) Software licenses, services agreements or similar agreements or arrangements to which Seller is a party or is otherwise bound related to the development of Product Software; and (iv) computer Software licenses, services agreements or similar agreements or arrangements to which Seller is a party or is otherwise bound relating to Software or services used in connection with the Business Systems, all of which (other than orders, invoices and other instruments of purchase with customers of the Business) are identified listed on Schedule 1.1-K.

“Qualified Benefit Plan” has the meaning set forth in Section 3.17(a).

“RAP Loan” means a loan originated by Seller pursuant to its Receivables Assistance Program in the ordinary course of its business consistent with past practices.

“Repository” has the meaning set forth in Section 3.10(h).

“Restricted Employees” has the meaning set forth in Section 9.9(b).

“Security Breach” means any (i) accidental or unlawful destruction, loss, alteration, corruption, or other misuse of Sensitive Data transmitted, stored or otherwise Processed; (ii) unauthorized or unlawful acquisition, sale or rental of, access to or any other Processing of Sensitive Data; or (iii) other act or omission that compromises the security, integrity, or confidentiality of Sensitive Data.

“Seller” has the meaning set forth in the Preamble.

“Seller 401(k) Plan” means Seller’s 401(k) plan.

“Seller Fundamental Representations” has the meaning set forth Section 8.1(b).

“Seller Indemnitees” has the meaning set forth Section 8.3.

“Seller Transaction Expenses” means the aggregate amount of all out-of-pocket fees and expenses incurred by or on behalf of Seller or any of its Affiliates in connection with the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the Transactions, in each case, that have not been paid as of the Closing or thereafter, including: (i) all brokers’ or finders’ fees payable by Seller or its Affiliates, (ii) fees and expenses of Seller’s and its Affiliates’ counsel, advisors, consultants, investment bankers, accountants, auditors and experts and (iii) all sale, change-of-control, “stay-around,” retention, or similar bonuses or payments to current or former directors, managers, employees and other service providers of Seller paid solely as a result of the consummation of the Transactions and the employer portion of any payroll, employment or similar Taxes payable in connection therewith.

“Sensitive Data” means (a) all Personal Data and (b) all trade secrets and confidential or proprietary information  or data in Seller’s possession, custody or control or the possession, custody or control of any Third Party service providers, consultants, independent contractors, EROs or other Third Parties on behalf of Seller and used or held for use in the conduct of the Business.

“Software” means (a) computer programs, including any and all software implementations of algorithms, models and methodologies, HTML and other code, whether in source code or object code form; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; (d) cloud software and services, including software-as-a-service, platform-as-a-service and infrastructure-as-a-service; and (e) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“SPA Loan” means a loan originated by the Seller pursuant to its Software Purchase Assistance program in the ordinary course of its business consistent with past practices.

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Straddle Period Tax” means in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the Closing Date and shall (A) in the case of property, ad valorem or other Taxes that accrue based upon the passage of time, be deemed to be an amount equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (B) in the case of any other Taxes, be deemed to be an amount equal to the amount of Taxes that would be payable if the relevant Straddle Period ended on and included the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, personal property, membership interests, social security, unemployment, disability, payroll, license, employee or other withholding, or other taxes, fees, assessments or charges of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing whether disputed or not; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group or being included (or required to be included) in any Tax Return relating thereto.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any Person or the administration of any Laws, regulations or administrative requirements relating to any Tax, including any amendment thereof.

“Termination Fee” has the meaning set forth in Section 7.2(b).

“Third Party” means any Person or group other than Buyer and its Affiliates or Seller and its Affiliates.

“Third Party Claim” has the meaning set forth Section 8.5(b).

“Transaction Documents” has the meaning set forth in Section 3.2.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Agreement” has the meaning set forth in Section 2.3(b)(ii).

“Transfer Taxes” has the meaning set forth in Section 9.8.

“Transferred Employees” means all Business Employees who accept employment with Buyer or a Buyer Affiliate at the Closing.

“Transition Services Agreement” has the meaning set forth in Section 2.3(b)(ii).

Article 2
PURCHASE AND SALE
2.1Purchase and Sale.
(a)On and subject to the terms and conditions of this Agreement, at the Closing, Buyer agrees to purchase and take assignment and delivery from Seller, and Seller agrees to sell, assign, convey, transfer and deliver to Buyer, good and valid title to the Purchased Assets, free and clear of all Liens (other than Permitted Liens), for the Purchase Price as defined and specified below in Section 2.2.  Seller shall retain and shall not sell, convey, transfer or deliver to Buyer, and Buyer shall not purchase or have any rights in or to, the Excluded Assets.
(b)On and subject to the terms and conditions of this Agreement, Buyer will assume as of the Closing Date and subsequently, in due course, pay, honor and discharge in accordance with their respective terms and conditions, all of the Assumed Liabilities.  Notwithstanding anything to the contrary contained in this Agreement and regardless of whether such liability is disclosed herein or on any schedule or exhibit hereto, Buyer will not assume or be liable for any Excluded Liabilities.
2.2Purchase Price.
(a)On and subject to the terms hereof, Buyer agrees to pay, or cause to be paid, to Seller for the Purchased Assets and the assumption of the Assumed Liabilities a payment in cash of $165,000,000 plus the Loan Participation Price (the “Purchase Price”).
(b)The Purchase Price shall be paid by Buyer at Closing by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer no later than two Business Days prior to the Closing Date.
2.3Closing.
(a)Subject to the terms and conditions of this Agreement, the consummation of the Transactions (the “Closing”) shall take place on the second Business Day after satisfaction or waiver (to the extent permitted under applicable Law) of the conditions set forth in Article 6 and will occur at the offices of Orrick, Herrington & Sutcliffe LLP, 405 Howard Street, San Francisco, California 94105, or by remote communication, unless another time, date or place is agreed to in writing by Buyer and Seller.  The actual date on which the Closing takes place is referred to in this Agreement as the “Closing Date” and the Closing shall be deemed effective as of 12:01 a.m. Pacific Time on the Closing Date.

(b)Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall deliver or cause to be delivered to Buyer the Purchased Assets free and clear of all Liens (other than the Permitted Liens).  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:
(i)a certificate from an officer of Seller, dated as of the Closing Date, stating that the applicable conditions specified in Section 6.2(a) and Section 6.2(b) have been satisfied;
(ii)counterparts of (i) the Bill of Sale and Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B (the “Bill of Sale”), (ii) the Transition Services Agreement substantially in the form attached hereto as Exhibit C (the “Transition Services Agreement”), (iii) the Omnibus Transfer Agreement substantially in the form attached hereto as Exhibit D (the “Transfer Agreement”) and (iv) one or more participation agreements, pursuant to which Buyer will purchase the Participation Interests as of the Closing and other participation interests in certain loans originated after the Closing Date as contemplated by the Transition Services Agreement and Schedule 1 thereto, in customary form to be mutually agreed to by the Parties (collectively, the “Participation Agreement”), duly executed by Seller or its applicable Affiliate;
(iii)a non-foreign affidavit from Seller (or relevant party) dated as of the Closing Date, in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445 in the form reasonably satisfactory to Buyer certifying that Seller is not a “foreign person” as defined in Code Section 1445; and
(iv)the Business Source Code.
(c)Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:
(i)the Purchase Price by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer no later than two Business Days prior to the Closing Date;
(ii)a certificate from an officer of Buyer, dated as of the Closing Date, stating that the applicable conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied; and
(iii)counterparts of the Bill of Sale, Transition Services Agreement, Transfer Agreement and the Participation Agreement, duly executed by Buyer or its applicable Subsidiary.
2.4Purchase Price Allocation.  No later than sixty (60) days after the Closing, Buyer shall prepare and deliver to Seller a draft of an allocation statement (the “Allocation Statement”) setting forth its proposed allocation of the Purchase Price (including the amount of Assumed Liabilities and any other relevant amounts) among the Purchased Assets.  The proposed allocation of such Purchase Price among the Purchased Assets shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.  If within thirty (30) days after Seller’s receipt of the draft Allocation Statement, Seller shall not have objected in writing to such draft Allocation Statement, then the draft Allocation Statement shall become the “Purchase Price Allocation”.  In the event that Seller objects in writing within such thirty- (30-) day period, the Parties shall negotiate in good faith to resolve the dispute.  If Buyer and Seller are able to resolve such dispute within the thirty- (30-) day period following Seller’s objection to Buyer’s draft Allocation Statement, then the draft Allocation Statement as revised in accordance with the agreement reached between Buyer and Seller with respect to such dispute shall become the Purchase Price Allocation, and such Purchase Price Allocation, as agreed upon by Buyer and Seller (as a result of either Seller’s failure to object to the draft Allocation Statement or of good faith negotiations between the Parties), shall be final and binding upon the Parties.  Notwithstanding any other provision in this Agreement to the contrary, if the Parties are unable to resolve any such dispute within the thirty- (30-) day period following Seller’s objection to Buyer’s draft Allocation Statement, then Buyer and Seller shall each be entitled to use their own allocation of the Purchase Price (including the amount of Assumed Liabilities and any other relevant amounts) among the Purchased Assets.  The Purchase Price Allocation (if agreed between the Parties) shall be amended (with the mutual agreement of the Parties) consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate) to reflect any adjustments to the Purchase Price under this Agreement and any other adjustments mutually agreed to between the Parties.  For the avoidance of doubt, neither Buyer nor Seller is obligated hereunder to use the Purchase Price Allocation in its financial accounting or financial reporting.

2.5Withholding.  Buyer and its agents or representatives shall be entitled to withhold from amounts otherwise payable pursuant to this Agreement, such amounts as such parties are required to withhold under the Code or any provision of applicable state, local or foreign Tax Law; provided, that, if Buyer becomes aware of any such required withholding, Buyer shall make good faith efforts to provide Seller advance written notice of the intention to make any deduction or withholding pursuant to this Section 2.5 and Buyer shall cooperate with any reasonable request of Seller to obtain reduction or relief from such deduction or withholding.  To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made.
Article 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the Schedules to this Agreement delivered by Seller to Buyer concurrently with the execution of this Agreement, Seller hereby represents and warrants to Buyer as follows:

3.1Organization and Power.  Seller is a corporation, duly formed, validly existing and in good standing under the Laws of its state of organization.  Seller is qualified to do business and is in good standing (to the extent such concept is legally recognized in the applicable jurisdiction) in each jurisdiction in which the ownership or operation of the Purchased Assets, or the conduct of the Business, requires such qualification or authorization under applicable Law, except where the failure to be so qualified or otherwise authorized or in good standing would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole.  Seller has all requisite power and authority and all licenses, permits and authorizations necessary to own and operate its assets and to carry on the Business as now conducted and as presently proposed to be conducted, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole.  Seller has all requisite power and authority to execute and deliver this Agreement, and Seller has all requisite power and authority to execute and deliver each other agreement, document or instrument or certificate contemplated hereby and to perform its obligations hereunder and thereunder and to consummate the Transactions.  Seller is not in default under or in violation of any provision of its Organizational Documents.
3.2Authorization.  The execution, delivery and performance by Seller of this Agreement and the execution, delivery and performance by Seller of each other agreement, document, schedule, instrument or certificate contemplated hereby and each of the Transactions (collectively, the “Transaction Documents”) have been duly and validly authorized by Seller and no other corporate act or Proceeding on the part of Seller is necessary to authorize the execution, delivery or performance by Seller of this Agreement or the execution, delivery or performance by Seller of the other Transaction Documents.  This Agreement has been duly executed and delivered by Seller and (assuming the due execution and delivery of this Agreement by Buyer) this Agreement constitutes, and each other Transaction Document will each constitute (assuming due execution and delivery by each other party thereto), a valid and binding obligation of Seller, enforceable against it in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect affecting the rights and remedies of creditors and general principles of equity (whether considered in a Proceeding at law or in equity) (collectively, the “Bankruptcy and Equity Principles”).

3.3Title to Business Assets.
(a)Title to all Purchased Assets are held in the name of Seller.  Seller has good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of all Liens other than Permitted Liens.  The Purchased Assets, together with the rights, services and other benefits that would be made available to Buyer and its Affiliates in the Transition Services Agreement, constitute all the assets necessary to conduct the Business as it is currently operated by Seller in all material respects.
(b)The Purchased Assets are in good operating condition and repair (subject to normal wear and tear), except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole.  Except as otherwise expressly permitted by this Agreement, there has not occurred and, to the Knowledge of Seller, there is not expected to occur any circumstance or event that would, assuming the receipt of all third-party consents necessary or advisable in connection with the Transactions, (a) cause any Purchased Asset to cease to be owned or leased (as applicable) by Seller prior to the Closing or cease to be owned or leased (as applicable) by Buyer immediately after the Closing; or (b) interfere with the current use, occupancy or operation of any such Purchased Asset.
3.4No Breach.  Except for any filings required to be made under the HSR Act or as set forth on Schedule 3.4, the execution, delivery and performance by Seller of this Agreement, and the execution, delivery and performance by Seller of the other Transaction Documents and the consummation of each of the Transactions do not and will not (a) violate, conflict with or result in any breach of Seller’s Organizational Documents, (b) violate, conflict with, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent, approval, exemption or other action under any Purchased Contract, (c) result in the creation or imposition of any Lien (other than Permitted Liens) upon any Purchased Assets or (d) violate or require any consent or notice under any Law of any Governmental Authority to which Seller or any of its assets are subject, or by which Seller or any of its assets are bound or affected, except, with respect to the foregoing clauses (a), (b), (c) or (d), as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole.  Except as set forth on Schedule 3.4 or as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, no permit, consent, approval or authorization of, declaration to or filing with, or notice to, any Person is required in connection with the execution, delivery or performance by Seller of this Agreement or any other Transaction Document or the consummation by Seller of any of the Transactions.
3.5Financial Statements.
(a)Attached hereto as Schedule 3.5(a) are (i) the unaudited balance sheets and related statements of income of the Business as of and for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020, (ii) the unaudited general ledgers of the Business as of and for the fiscal years ended December 31, 2019 and December 31, 2020 and (iii) the unaudited balance sheets (the “Latest Balance Sheet”) and related statement of income of the Business as of and for the four (4) month period ended April 30, 2021 (the statements set forth in clauses (i), (ii) and (iii) of this Section 3.5(a), the “Financial Statements”).  The Financial Statements (i) have been derived from the books and records of Seller and its Affiliates and prepared in accordance with GAAP applied on a consistent basis with past practice and (ii) present fairly in all material respects the financial position and results of operations of the Business as of the date, and for the periods referenced, in such Financial Statements, subject to normal and recurring year-end adjustments and the absence of footnote disclosures; provided, that the Financial Statements and the foregoing representations and warranties are qualified by the fact that the Business has not operated as a separate standalone entity and therefore the Financial Statements reflect certain allocated costs and do not include all of the costs necessary for the Business to operate as a separate standalone entity.
(b)All books, records and accounts of Seller with respect to the Business are accurate and complete and are maintained in all material respects in accordance with GAAP and all applicable Laws.
(c)Neither Seller (solely with respect to the Business), nor any Purchased Asset has any Indebtedness or liability (in any case, whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due) that would be required to be reflected on a combined balance sheet of the Business prepared in accordance with GAAP and Seller’s internal management reporting and accounting policies other than: (i) liabilities that are reflected or reserved against on the Latest Balance Sheet, (ii) liabilities and obligations which have arisen since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate, material to the Business, taken as a whole, and (iii) liabilities under the Purchased Contracts (but in any case not breaches thereof).
3.6Absence of Certain Developments.
(a)Since December 31, 2020 through the date hereof, Seller has conducted the Business in the ordinary course of business and substantially the same manner as previously conducted.
(b)Since December 31, 2020, there has not occurred any Material Adverse Effect.
(c)Without limiting the generality of the foregoing, since December 31, 2020 through the date hereof, neither Seller nor any other Person has taken any action set forth in Section 5.1(b), to the extent applicable or related to the Business or the Purchased Assets.
3.7Real Properties.
(a)Leased Real Property.  Schedule 3.7(a) sets forth the address of each Leased Real Property and a list of all Leases (including all amendments, extensions, renewals, Guarantees and other agreements with respect thereto) for each Leased Real Property.  Except as set forth in Schedule 3.7(a), with respect to each of the Leases required to be set forth on Schedule 3.7(a): (i) such Lease is legal, valid, binding, enforceable and in full force and effect except as may be limited by the Bankruptcy and Equity Principles; (ii) the Transactions do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect (except as may be limited by the Bankruptcy and Equity Principles) on identical terms following the Closing; (iii) neither Seller nor, to the Knowledge of Seller, any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Lease; (iv) to the Knowledge of Seller, there are no disputes with respect to such Lease; (v) there are no forbearance programs in effect with respect to such Lease; (vi) Seller has not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered such Lease or any interest therein; (vii) Seller’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed; and (viii) Seller has not collaterally assigned or granted any other security interest in such Lease or any interest therein.
(b)Owned Real Property.  Seller does not own any real property used in the operation of the Business.
3.8Contracts and Commitments.
(a)Schedule 3.8(a) of the Disclosure Schedules lists each of the following Contracts in connection with the Business or the Purchased Assets (collectively, the “Material Contracts”):
(i)Contracts (A) with Material Customers or (B) that involve aggregate annual payments by Seller of more than $100,000 and that call for performance by Seller over a period of more than one year from the date hereof;
(ii)Contracts that relate to or evidence Indebtedness of the Business or pursuant to which a Lien has been placed on any material asset or property of the Business;
(iii)Contracts that (A) are for the sale of any material Purchased Assets (other than Contracts and purchase orders concerning the sale or license of the Products or services entered into in the ordinary course of business), (B) that limit or purport to limit the ability of Seller (solely with respect to the Business) or the Business to compete in any material line of business or in any geographic area or to develop, market, sell, distribute or otherwise exploit the Products, (C) grant exclusive rights of any type or scope or rights of first refusal, rights of first negotiation or similar rights or terms to any Person, in each case, that is material to the Business, (D) limit or purport to limit the ability of Seller or the Business to solicit any customers, employees or clients of the other parties thereto, other than vendor contracts entered into in the ordinary course of business or (E) require the Business to provide to the other parties thereto “most favored nation” pricing;
(iv)material confidentiality, non-disclosure and/or standstill agreements entered into by Seller in connection with the Business (other than in the ordinary course of business);
(v)Contracts that contain any material obligation on the part of Seller in connection with the Business to indemnify any Person other than Contracts containing customary indemnification obligations relating to breaches of the terms thereof and customary indemnification obligations for infringement granted in licensing agreements, in each case entered into in the ordinary course of business;
(vi)Contracts pursuant to which Seller in connection with the Business grants or obtains a license or right to use material Proprietary Rights, other than (A) commercially available Software, including Software available through retail stores or distribution networks that is subject to unmodified “shrink-wrap” or “click-through” license agreements, or that is pre-installed as a standard part of hardware purchased by Seller in connection with the Business and (B) Contracts concerning the license of the Products or services to customers in the ordinary course of business;
(vii)Contracts that create or relate to a material partnership or material joint venture to which Seller in connection with the Business is a party, or pursuant to which Seller in connection with the Business has any ownership interest in any other Person;

(viii)Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(ix)Contracts under which Seller in connection with the Business has, directly or indirectly, made any advance, loan or extension of credit to any Person in excess of $100,000;
(x)Contracts for capital expenditures or the construction of fixed assets for the benefit and use of the Business, the performance of which involves consideration in excess of $50,000 annually or $100,000 in the aggregate;
(xi)Contracts with one or more Governmental Authorities; and
(xii)any commitment to enter into any agreement of the type described in subsections (i) through (xi) of this Section 3.8.
(b)Each Material Contract is valid and binding on Seller or its applicable Affiliate in accordance with its terms and is in full force and effect except as may be limited by the Bankruptcy and Equity Principles.  Neither Seller nor its applicable Affiliate, on the one hand, nor, to the Knowledge of Seller, any other party thereto, on the other hand, is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract.  No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  There are no material disputes pending or, to the Knowledge of Seller, threatened under any Contract included in the Purchased Assets.  Buyer has been supplied with a true and correct copy of all written Material Contracts, together with all amendments, waivers or other changes thereto, and true and correct written summaries of all oral Contracts or agreements required to be listed on Schedule 3.8(a).
(c)Seller has provided Buyer with a true and correct copy of the non-compete agreement between Seller or its applicable Affiliate and Bill Nelson.  At all times prior to the effectiveness of the Restrictive Covenant Agreement between Buyer and Bill Nelson, Seller will not waive, and will enforce for the benefit of Buyer, the non-competition covenants set forth in the existing non-compete agreement between Seller or its applicable Affiliate and Bill Nelson related to the Business.
3.9Accounts Receivable.  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, all accounts receivable of the Business (a) are bona fide receivables incurred in the ordinary course of business, (b) are properly reflected on Seller’s books and records and balance sheets in accordance with Seller’s historical accounting practices, as consistently applied, and (c) are not subject to any counterclaim, or a claim for a chargeback, deduction, credit, credit memo, set-off or other offset, other than as reflected by the reserve for bad debts.  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, no Person has any Lien (other than any Permitted Liens) on any accounts receivable of the Business or any part thereof, and no agreement for deduction, free goods or services, discount or other deferred price or quantity adjustment has been made by Seller with respect to any accounts receivable of the Business other than in the ordinary course of business.
3.10Proprietary Rights.

(a)Seller has a valid and enforceable right to use pursuant to a commercially reasonable inbound license agreement set forth on Schedule 3.10(a) or pursuant to Generally Available Software, or otherwise owns and possesses all right, title and interest in and to, all Business Proprietary Rights, free and clear of all Liens (other than Permitted Liens).  Seller has not licensed or granted access to any of the Proprietary Rights related to the Purchased Assets (including the Product Software, Business Proprietary Rights and Products) to any Third Party except pursuant to non-exclusive commercially reasonable outbound license agreements in the ordinary course of business that are set forth on Schedule 3.10(a).
(b)Seller (solely with respect to the Business) has not infringed, diluted, misappropriated or otherwise conflicted with, and the operation of the Business as currently conducted does not infringe, dilute, misappropriate or otherwise conflict with, any Proprietary Rights of any Person; to the Knowledge of Seller, there are no facts which indicate a likelihood of any of the foregoing; Seller has not received any written notices regarding any of the foregoing (including any demands or offers to license any Proprietary Rights from any Person or any requests for indemnification from customers); and Seller has not requested or received any opinions of counsel related to the foregoing.  The Business Proprietary Rights owned by Seller, together with those Proprietary Rights licensed to Seller pursuant to a license agreement set forth on Schedule 3.10(a) or pursuant to Generally Available Software, constitute all Proprietary Rights necessary for or used in the operation of the Business as currently conducted and as presently proposed to be conducted in all material respects.
(c)No Person has infringed, misappropriated, diluted, or otherwise conflicted with any of the Business Proprietary Rights and, to the Knowledge of Seller, there are no facts that indicate a likelihood of any of the same.
(d)Schedule 3.10(d) sets forth a complete and correct list of: (a) all patented or registered Proprietary Rights owned by Seller related to or used in or by the Business or Products, including Internet domain name registrations; (b) all pending patent applications, copyright applications or other applications for registration of Proprietary Rights owned by Seller and related to or used in or by the Business or the Products; (c) all trade names and material unregistered marks owned and used by Seller in connection with and related to the Business or the Products; (d) all Software owned by and distributed or maintained by Seller or its Affiliate, in each case, that are related to the Business or the Products (“Product Software”), listed by major point release; and (e) other than Product Software, all other material unregistered copyrights, mask works and Software owned by Seller related to or used in or by the Business or Products (e.g., internally developed back office Software, etc.).
(e)(i) No loss or expiration of any of the Business Proprietary Rights is threatened or pending, (ii) all of the Business Proprietary Rights are valid, subsisting and enforceable, (iii) no claim by any Person contesting the validity, enforceability, use or ownership of any of the Business Proprietary Rights has been made, is currently outstanding or is threatened, and there are no grounds for the same; (iv) Seller and its Affiliates have taken all necessary actions to maintain and protect all of the Business Proprietary Rights and will continue to maintain and protect all of the Business Proprietary Rights prior to the Closing so as not to adversely affect the validity or enforceability thereof; and (v) Seller or its Affiliates have entered into written confidentiality agreements with all of their respective current and former founders, advisors, partners, managers, directors, officers, employees, service providers, consultants and independent contractors acknowledging the confidentiality of the Business Proprietary Rights.
(f)Seller does not owe and Buyer will not owe any royalties or other payments to any Third Parties in respect of the Business Proprietary Rights following the Closing.  All royalties or other payments that have accrued prior to the Closing Date have been paid.

(g)Neither Seller, nor any of its Affiliates, have received any notice, nor is there any pending Proceeding alleging, that such entity is obligated to indemnify any Person for alleged infringements, misappropriation, dilutions or other violations of Proprietary Rights.
(h)The Product Software, including any embedded or integrated Third-Party Software, does not contain any code, modules, utilities, or libraries made available under any open source or public library software license (including any version of any software licensed pursuant to any GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License and all other similar public licenses) and the sale or licensing of the Product Software in the ordinary course of business is not governed, in whole or in part, by an Excluded License.  “Excluded License” is any license that requires, as a condition of modification and/or distribution of Software subject to the Excluded License, that (i) such Software and/or other Software combined and/or distributed with such Software be disclosed or distributed in source code form, (ii) such Software and/or other Software combined and/or distributed with such Software and any associated Proprietary Rights be licensed on a royalty free basis (including for the purpose of making additional copies or derivative works), (iii) triggers the discontinuance of some or all license rights if certain patent enforcement suits are brought by the licensee; or (iv) requires that the licensee give attribution for its use of such code, modules, utilities, or libraries.  (x) Only the object code relating to any Product Software has been disclosed to any Person; (y) no Person has asserted or received any right to access any source code for any Product Software, including pursuant to any source code escrow agreement; and (z) no source code licensed to Third Parties as disclosed in Schedule 3.10(d) is material to the Business.  No Person has claimed or demanded that any such source code which is held in escrow be delivered or released by the escrow agent, and no such source code which is held in escrow has ever been delivered or released by the escrow agent to any Person other than Seller.  A copy of all source code of the Product Software has been stored in a secure source code repository (the “Repository”).
(i)All Business Proprietary Rights, including Product Software, owned by Seller were: (a) developed by employees of Seller working within the scope of their employment; or (b) developed by officers, directors, agents, service providers, consultants, contractors, subcontractors or others who have executed appropriate, valid and enforceable instruments of assignment in favor of Seller as assignee that have conveyed to Seller ownership of all of such Person’s rights in such developments and the Proprietary Rights relating thereto.  Without limiting the generality of the foregoing, all current and former employees, officers, directors, agents, service providers, consultants, contractors and subcontractors that have participated in the development of Business Proprietary Rights have executed appropriate, valid and enforceable instruments of assignment in favor of Seller as assignee that have conveyed to Seller ownership of all of such Person’s rights in such developments and the Proprietary Rights relating thereto.  To the Knowledge of Seller, no such Person is in violation of any such agreement.
(j)No funding, facilities or resources of any Governmental Authority or any university, college or other educational institution or research center were used in the development of the Business Proprietary Rights.  To the Knowledge of Seller, no Governmental Authority, university, college, or other educational institution or research center has any ownership in or rights to any Business Proprietary Rights.
(k)There are no defects in any of the Product Software that would prevent the same from performing in accordance with its user specifications.  Seller is in possession of the source code and object code for all Product Software and copies of all other material related thereto, including installation and user documentation, engineering specifications, flow charts, and know-how reasonably necessary for the use, maintenance, enhancement, development and other exploitation of such Software.

(l)The Product Software is free of any and all “back door”, “time bomb”, “virus”, “malware”, “Trojan horse”, “worm”, “drop dead device”, or other Software routines or hardware components that permit unauthorized access to, or acquisition, disablement, tampering, modification, destruction, alteration, or erasure of, such Product Software or data or other Software of users (“Contaminants”).  Seller has in place systems and procedures consistent with industry standard security practices in the financial sector for Software and information technology systems with respect to the Business, including encryption, to (i) prevent the introduction of Contaminants into the Product Software or Seller Business Systems (defined below) and (ii) combat spam, phishing, Contaminant distribution, denial-of-service, distributed-denial-of-service and other cyber attacks, unauthorized access, intrusion, and online fraud and abuse.  Since the date that is one year prior to the date of this Agreement, Seller (solely with respect to the Business) has not suffered any material data loss, business interruption or other harm as a result of any Contaminants or those issues set forth in subsection (ii) hereof.
(m)The information and communications technology infrastructure and systems (including computers, computer systems, Software, firmware, hardware, workstations, routers, data communication lines, servers, networks, telecommunication systems, interfaces and related systems, information technology and related systems, and any and all Internet websites) (the “Business Systems”) that are used or relied on by Seller in connection with the Business as currently conducted and as presently proposed to be conducted or the Purchased Assets (such Business Systems, the “Seller Business Systems”) have not suffered a material outage or other failure in the past 36 months.  The Seller Business Systems are (i) in good working order and function (except for normal wear and tear) in accordance with all applicable documentation and specifications, (ii) maintained and supported in a commercially reasonable manner and covered by commercially reasonable maintenance and warranty provisions to remedy, or provide compensation for, any material defect and (iii) protected by adequate disaster recovery arrangements, including taking and storing back-up copies (both on- and off-site) of the Software and any data in the Seller Business Systems.
(n)Seller has taken reasonable steps consistent with industry standard security practices to protect the information technology systems and data used in connection with the operation of the Seller Business Systems from Contaminants, unauthorized access to or acquisition of data, and other loss or impairment of data and related Software.  There have been no unauthorized intrusions or breaches of the security of the Seller Business Systems.  To the Knowledge of Seller, there have been no attempts to obtain unauthorized access to, or acquisition of, data maintained by or in connection with the Seller Business Systems, whether through phishing or otherwise.  Within the past three (3) years, there has been no internal or external audit, inspection or examination, including any penetration testing, of the Business Systems used or relied on by Seller in connection with the Business or the Purchased Assets that has identified any issue that would (i) be considered a material deficiency or a material weakness in Seller’s internal control structure and procedures or (ii) require Seller to disclose a risk of non-compliance to any Governmental Authority.
(o)Seller is not in violation of (i) any agreements under which it has developed  any Proprietary Rights (including any Software) for any Person in connection with the Business, Purchased Assets or any Product Software or (ii) any agreement obligating it to develop any Proprietary Rights or any Product Software.
(p)No current or former founder, advisor, partner, manager, director, officer, employee, service provider, consultant or independent Seller, its Affiliates or the Business will, after giving effect to each of the Transactions, own or retain any rights in or to, or have the right to receive any royalty or other payment with respect to, any of the Proprietary Rights used or owned by the Business.

3.11Privacy and Cybersecurity.
(a)Seller, in connection with the operation of the Business, is in compliance with all applicable Privacy Obligations.
(b)Seller, in connection with the operation of the Business, contractually requires all Persons, including consultants, service providers, contractors, subcontractors, vendors, Affiliates, and other Persons providing services to Seller that have access to or receive Personal Data or other confidential information from or on behalf of Seller to comply with all applicable Privacy Obligations, and to take all reasonable steps to ensure that all such Personal Data, or confidential information in such other Persons’ possession or control is protected against damage, loss, and against unauthorized Processing or other misuse.  Seller engages in appropriate due diligence of such consultants, service providers, contractors, subcontractors, vendors, Affiliates, and other Persons before allowing them to access or receive Personal Data or confidential information, and they engage in ongoing oversight, audit and monitoring of them to verify that they are fulfilling the above-mentioned contractual obligations regarding Personal Data and confidential information.
(c)Seller, in connection with the operation of the Business, has obtained or will obtain any and all necessary rights, permissions, and consents to permit the transfer of Personal Data to Buyer in connection with the Transactions, and such transfer will not violate any applicable Privacy Obligations.
(d)Seller, in connection with the operation of the Business, has implemented, maintains and complies with a privacy compliance program that is comprised of appropriate internal processes, policies and controls designed to comply with applicable Privacy Obligations, including (i) the appointment of qualified personnel to govern the administration of the privacy compliance program, (ii) processes to respond to requests regarding Personal Data, (iii) processes to evaluate risks of Personal Data Processing activities of Seller, and (iv) the completion and maintenance of all data flow maps, data Processing inventories or records of Processing activities, data protection impact assessments, and any other privacy compliance program documentation or evidence to the extent required under applicable Privacy Obligation.
(e)Seller, in connection with the operation of the Business, has implemented and maintains a written information security program that is comprised of reasonable and appropriate organizational, physical, administrative, and technical safeguards designed to protect the security, confidentiality, integrity and availability of the IT Assets including all Sensitive Data Processed thereby against loss, theft, unauthorized or unlawful Processing, or other misuse that are reasonably consistent with (i) reasonable practices in the industry in which the Business operates, (ii) Seller’s Privacy Obligations and (iii) any written public-facing policy adopted by Seller related to privacy or information security.  Seller has implemented reasonable backup and disaster recovery technology and arrangements consistent with industry practices.
(f)Seller, in connection with the operation of the Business, maintains insurance coverage containing industry standard policy terms and limits that are reasonable, appropriate and sufficient to (i) comply with any Privacy Obligations; and (ii) respond to the risk of liability stemming from or relating to any Security Breaches that may impact the operations of the Business or Seller’s IT Assets or from or relating to any violation of applicable Privacy Obligations.
(g)Seller, in connection with the operation of the Business, uses reasonable efforts to inform all employees, agents and consultants to the Business who have access to or Process Sensitive Data of Seller’s applicable written privacy and security policies and to execute agreements containing obligations to maintain the confidentiality and security of Sensitive Data.

(h)There have not been any incidents of, or Third Party claims alleging, (i) Security Breaches, (ii) unauthorized access or unauthorized use of any of Seller’s IT Assets or other technology necessary for the operations of the Business, or (iii) any unauthorized access or acquisition of any Sensitive Data maintained by Seller or, to the Knowledge of Seller, by any Third Party service provider on behalf of Seller.  Seller has not notified in writing, or been required by applicable Law, Governmental Authority or other Privacy Obligation to notify in writing, any Person of any Security Breach.

(i)Seller, in connection with the operation of the Business, has not received any notice of any claims, investigations (including investigations by a Governmental Authority), or alleged violations of Laws or other Privacy Obligations with respect to Personal Data under the custody or control of Seller.
(j)There is no Proceeding against or, to the Knowledge of Seller, threatened against, Seller by any Governmental Authority or by any Person respecting the Processing of data by any Person in connection with Seller or the Business, and there have been no unauthorized Processing or other misuse of Personal Data owned by, possessed by or controlled by (which includes through a consultant, service provider, contractor, subcontractor, vendor or Affiliate), Seller, including without limitation any such incident that would require Seller to notify any Person or Governmental Authority or any other security breaches compromising the confidentiality or integrity of such Personal Data (each, a “Data Breach”).  Seller has a written incident response plan that they have implemented, and update and test at least annually, that prepares Seller to respond to Data Breaches including by assigning roles to key employees and stakeholders, and identifying the processes and procedures for reporting, investigating, containing, mitigating, and correcting any vulnerabilities that contribute to, a Data Breach.
3.12Government Licenses and Permits.  Schedule 3.12 contains a complete listing of all Government Licenses used by Seller primarily in connection with the Business.  Seller owns or possesses all right, title and interest in and to all of the Government Licenses that are necessary to own and operate the Business as presently conducted.  Seller has complied with and is in compliance with the terms and conditions of such Government Licenses and, since January 1, 2019, has not received any written notices that it is in violation of any of the terms or conditions of such Government Licenses.  No loss or expiration of any such Government License is pending or, to the Knowledge of Seller, threatened in writing other than expiration in accordance with the terms thereof.  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, all fees and charges with respect to such Government Licenses as of the date hereof have been paid in full.
3.13Litigation; Proceedings.  (a) There are no Proceedings pending or, to the Knowledge of Seller threatened in writing against Seller or its Affiliates, or to which Seller or its assets may be bound or affected, at law or in equity, or before or by any Governmental Authority, in each case, relating to the Business or the Purchased Assets; and (b) neither Seller nor any of its Affiliates is subject to any judgment, order or decree of any Governmental Authority in each case, relating to the Business or the Purchased Assets.  No Governmental Authority has assessed a material fine or a penalty on the Business.
3.14Compliance with Laws.  Since January 1, 2019, (a) Seller and its Affiliates have complied and are in compliance with, and neither Seller, nor any of its Affiliates, has violated, any applicable Law, in each case, relating to the Business or the Purchased Assets and (b) no written notice of any Proceeding has been received by Seller or any of its Affiliates, or filed, commenced or threatened against Seller or any of its Affiliates, alleging a violation of or liability or potential responsibility under any such Law, rule or regulation which has not heretofore been duly cured and for which there is no remaining liability or obligation, in each case, relating to the Business or the Purchased Assets.

3.15Environmental, Health and Safety Requirements.  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole: (a) since January 1, 2019, Seller is and has been in compliance with all applicable Environmental Laws with respect to the Business and the Purchased Assets, which compliance includes obtaining, maintaining and complying with all Government Licenses, required by such Environmental Laws to operate the Business as currently operated in all material respects; (b) there are no claims or Proceedings pending or, to the Knowledge of Seller, threatened in writing against Seller, alleging the violation of or liability under any Environmental Laws, in each case, relating to the Business or the Purchased Assets; and (c) to the Knowledge of Seller, there are no facts, circumstances or conditions that could reasonably be expected to result in Seller or the Business incurring liabilities under Environmental Laws.
3.16Business Employees and EROs.
(a)Schedule 3.16(a) contains a list of all Business Employees as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; and (v) current commission, bonus or other incentive-based compensation opportunity.
(b)To the Knowledge of Seller, no key Business Employee and no group of Business Employees has any plans to terminate or refuse employment with Seller or Buyer.  Seller is not, with respect to any Business Employee, party to any union or collective bargaining or similar agreement, and Seller has not experienced any threatened union organization attempts, labor disputes or work stoppage or slowdowns due to labor disagreements within the last three years.  There is no labor strike, dispute, work stoppage or slowdown pending or, to the Knowledge of Seller, threatened with respect to any Business Employee.
(c)Except as otherwise set forth on Schedule 3.16 or as would not reasonably be expected to result in liability to Buyer, Seller: (i) is in compliance in all material respects with all applicable federal, state and local Laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Business Employees; (ii) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to the wages, salaries and other payments to the Business Employees by virtue of employment; (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for the Business Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending or, to the Knowledge of Seller, any threatened or reasonably anticipated claims or actions against Seller under any worker’s compensation policy or long term disability policy with respect to any Business Employees.
(d)Seller has complied with the Worker Adjustment and Retraining Notification Act of 1988, as amended or similar applicable Law with respect to the Business.
(e)Seller has conducted due diligence or taken steps to manage the risks involved in engaging all EROs with whom it has a relationship, in accordance with the risk guidelines promulgated by any of Seller’s regulatory authorities, including but limited to the guidelines set forth in OCC Bulletin 2013-29, as supplemented by OCC Bulletin 2020-10, and has provided such due diligence or risk mitigation steps to Buyer.
3.17Employee Benefit Plans.

(a)Benefit Plans.  Schedule 3.17(a) contains a complete list of all Benefit Plans.  With respect to each Benefit Plan, Seller has provided or made available to Buyer copies of the plan and trust documents most recent summary plan description (if any).  Seller is in material compliance with Benefit Plan terms and all applicable Laws for each Benefit Plan including, but not limited to, ERISA and the Code.  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Knowledge of Seller, no event has occurred that would reasonably be expected to give rise to the disqualification of any such Benefit Plan.
(b)No Post-Employment Obligations.  No Benefit Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any current or former Business Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and Seller has not ever represented, promised or contracted (whether in oral or written form) to any Business Employee (either individually or to employees as a group) that such Business Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.
(c)Absence of Certain Benefit Plans.  No Benefit Plan is and neither Seller, nor any entity that would be deemed a “single employer” with Seller under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA, has in the preceding six years maintained, contributed to or sponsored a benefit plan that:  (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA).
(d)The consummation of the Transactions will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the payment of separation, severance, termination or similar benefits for any Business Employees.
3.18Tax Matters.
(a)All income and other material Tax Returns required to be filed relating to the Purchased Assets or the Business have been timely filed, each such Tax Return has been prepared in material compliance with all applicable Laws and regulations, and all such Tax Returns are true, complete and accurate in all material respects.  All Taxes due and payable relating to the Purchased Assets or the Business have been paid.
(b)
(i)No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax relating to the Purchased Assets or the Business has been proposed, asserted or assessed by any taxing authority;
(ii)no agreement, waiver or other document or arrangement extending or having the effect of extending the period for the assessment or collection of Taxes with respect to the Purchased Assets or the Business (including, but not limited to, any applicable statute of limitation), has been executed or filed with the IRS or any other taxing authority and no power of attorney with respect to any Tax matter is currently in force;

(iii)neither Seller, nor any of its Affiliates, has requested or been granted an extension of the time for filing any Tax Return relating to the Purchased Assets or the Business to a date later than the Closing Date;
(iv)there is no action, suit, taxing authority Proceeding or audit now in progress, pending or threatened in writing against or with respect to the Purchased Assets or the Business;
(v)none of the Purchased Assets or Assumed Liabilities consist of any Tax allocation, Tax sharing agreement, or any current or potential contractual obligation to indemnify any other Person with respect to Taxes (in all cases other than agreements entered into in the ordinary course of business that are not principally related to Taxes);
(vi)no claim has ever been made by a taxing authority in a jurisdiction where Seller or its Affiliates do not pay Tax or file Tax Returns that such Person is or may be subject to Taxes relating to the Purchased Assets, the Business or Seller assessed by such jurisdiction;
(vii)all Taxes relating to the Purchased Assets or the Business required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, ERO or other Third Party have been properly withheld and paid; and
(viii)neither Seller, nor any of its Affiliates, is a party to any agreement, Contract, arrangement or plan that has resulted or would result, separately or in the aggregate, as a result of the Transactions, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.
(c)Seller is not and has not been a Tax Return preparer within the meaning of the Code (or any corresponding or similar provisions of state, local or non-U.S. Law) or all other applicable Law governing the tax activities of Tax Return preparers with respect to the Business or the Purchased Assets. Seller is and has been in compliance with Sections 6713 and 7216 of the Code (and any corresponding or similar provisions of state, local or non-U.S. Law) and all other applicable Laws governing the use and disclosure of Tax Return information of Third Parties obtained by Seller with respect to the Business and the Purchased Assets.
(d)Seller has properly collected and remitted sales, use, value added and similar Taxes, and has properly received and retained any appropriate Tax exemption certificates or other documentation for all such Taxes.
3.19Brokerage.  There are no claims for brokerage commissions, finders fees or similar compensation in connection with the Transactions based on any arrangement or agreement made or alleged to have been made by or on behalf of Seller or any Person acting on behalf of or alleged to be acting on behalf or holding himself or herself out as acting on behalf of Seller, other than brokerage commissions, finders fees or similar compensation that shall be the sole responsibility of Seller.
3.20Affiliate Transactions.  Except for the other Transaction Documents and the transactions contemplated thereby, at the Closing, (a) no Insider will be a party to any oral or written agreement, Contract, commitment or transaction with the Business or has any interest in any Purchased Assets and (b) no Insider will own or otherwise retain any rights to use any Purchased Assets.
3.21Products; Services; Product Warranty; Product Liability.

(a)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, since January 1, 2021, there has not been (i) any change in the selling, distribution, advertising, terms of sale or collection practices of the Business from those planned or budgeted that is inconsistent with past practices or (ii) any material business practices, programs or long-term allowances not previously used in the ordinary course of business.
(b)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, since January 1, 2019, each Product manufactured, sold, leased, or delivered by the Business and each service performed by the Business has been in conformity with all applicable contractual commitments and all express and implied warranties.
(c)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, (i) Seller has no liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Product manufactured, sold, leased, or delivered by the Business or any Purchased Asset and (ii) since January 1, 2021, there have been no product recalls relating to Products developed, sold, licensed or delivered by the Business, and there are no pending, or to the Knowledge of Seller, threatened recalls relating to Products developed, sold, licensed or delivered by the Business.
3.22Key Suppliers and Customers.
(a)Schedule 3.22(a)(i) sets forth a list of the top ten (10) customers of the Business by revenue generated from such customers in the fiscal year ended December 31, 2020 (such customers, the “Material Customers”).  Schedule 3.22(a)(ii) contains an accurate list of the ten (10) largest suppliers and service providers of the Business for the fiscal year ended December 31, 2020, as measured by the dollar amounts of purchases therefrom.
(b)To the Knowledge of Seller, as of the date hereof: (i)  no customer listed on Schedule 3.22(a)(i) has indicated that it shall (A) stop purchasing or significantly decrease the volume of purchases of materials, products or services from the Business or (B) seek to purchase the Products and services provided by the Business from any other supplier or vendor not currently providing such Products and services to such customer or convert any exclusive or single-source purchasing arrangement or relationship between such customer, on the one hand, and Seller, on the other hand, into a non-exclusive or multi-source arrangement or relationship, and (ii) none of the suppliers listed on Schedule 3.21(a)(ii) has indicated that it shall stop, or significantly decrease the rate of, supplying, materials, products or services to the Business.  With respect to each customer listed on Schedule 3.22(a)(i), since the date of the Latest Balance Sheet to the date hereof, to the Knowledge of Seller, there has been no change, and no such customer has requested or indicated that it may request a change, in the terms or prices at which such customer purchases materials, products or services from the Business.
3.23Regulatory Matters.
(a)To the Knowledge of Seller, no director, manager, officer or service provider of Seller or its Affiliates, in connection with the operation of the Business, has made any untrue statement of a material fact or a fraudulent statement to any Governmental Authority, failed to disclose any material fact required to be disclosed to any Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such act, statement or omission was made, could reasonably be expected to provide a basis for any Governmental Authority to invoke its policies regarding such matters.
(b)All applications and other documents submitted by Seller or its Affiliates, in connection with the operation of the Business, to Governmental Authorities in connection with a

Government License were true and correct in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications and other documents required under applicable Laws have been submitted and were true and correct in all material respects at the time of submission.
(c)None of Seller, its Affiliates nor, to the Knowledge of Seller, any of individuals engaged in the operation of the Business, is a Prohibited Person.  The Business has not engaged in a transaction involving, directly or indirectly, a Prohibited Person or Iran, Sudan, Syria or any other country against which the United States imposes a trade embargo.  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, since January 1, 2019, the Business is and has been in compliance with all applicable export control and economic sanctions requirements administered by authorities of the United States and other applicable jurisdictions (collectively, the “Export Control Laws”).  The Business has all necessary authority under the Export Control Laws to conduct its business as presently conducted in all material respects.
(d)Since January 1, 2019, neither Seller, nor any of its managers, officers, employees, agents or consultants who participate in the Business, or, to the Knowledge of Seller, any other Person acting for, or on behalf of, the Business, directly or indirectly, has:
(i)made, undertaken, offered to make, promised to make or authorized the payment or giving of any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment), to any officer, employee or ceremonial office holder of any government or instrumentality thereof, any political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other Person who is connected or associated personally with any of the foregoing for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality (“Prohibited Payments”);
(ii)been subject to any investigation by any Governmental Authority with regard to any actual or alleged Prohibited Payment;
(iii)used funds or other assets, or made any promise or undertaking in such regard, for the establishment or maintenance of a secret or unrecorded fund (a “Prohibited Fund”); or
(iv)made any false or fictitious entries in any books or records of the Business relating to any Prohibited Payment or Prohibited Fund.
3.24Disclosure.  Neither this Article 3, the schedules and exhibits hereto nor any document delivered by Seller pursuant to this Agreement contain any untrue statement of a material fact or omits a material fact by such Persons necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.  There is no material fact which has not been disclosed to Buyer which materially adversely affects or could reasonably be anticipated to materially adversely affect the Business, Seller or any of their assets.  Except for the representations and warranties contained in this Article 3, neither Seller nor any of its Affiliates, representatives or any other Person makes any express or implied representation or warranty with respect to Seller or any of its Subsidiaries or Affiliates, the Purchased Assets, the Business or with respect to any other information provided, or made available, to Buyer or any of its Affiliates or representatives in connection with the Transactions.

3.25No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 3, neither Seller nor any of its Affiliates, representatives or any other Person makes any express or implied representation or warranty with respect to Seller or any of its Subsidiaries or Affiliates, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, the Purchased Assets or the Business, and Seller hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Seller nor any other Person makes or has made any representation or warranty to Buyer or any of its Affiliates or representatives with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to Seller, any of its Subsidiaries or Affiliates or their respective businesses, the Purchased Assets or the Business or (b) except for the representations and warranties made by Seller in this Article 3, any oral or written information presented to Buyer or any of its Affiliates or representatives in the course of their due diligence investigation of Seller, the Business or the Purchased Assets, the negotiation of this Agreement or in the course of the Transactions.  Notwithstanding anything in this Agreement to the contrary, neither Seller nor any of its Affiliates makes any express or implied representation or warranty to the extent related to the Excluded Assets or the Excluded Liabilities.
Article 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth on any Schedules to this Agreement delivered by Buyer to Seller concurrently with the execution of this Agreement, Buyer represents and warrants to Seller as follows:

4.1Organization and Power.  Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, as applicable.  Buyer has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder and it consummate the Transactions.
4.2Authorization.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents and each of the Transactions have been duly and validly authorized by Buyer, and no other corporate act or Proceeding on the part of Buyer is necessary to authorize the execution, delivery or performance by Buyer of this Agreement or each other agreement, document or instrument or certificate contemplated hereby or the consummation of any of the Transactions.  This Agreement has been duly executed and delivered by Buyer, and (assuming due execution and delivery of this Agreement by Seller) this Agreement constitutes, and the other Transaction Documents upon execution and delivery by Buyer (assuming due execution and delivery by each other party thereto) will each constitute, a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as may be limited by the Bankruptcy and Equity Principles.
4.3No Violation.  Buyer is not subject to or obligated under its Organizational Documents, any applicable Law, rule or regulation of any Governmental Authority, or any agreement, instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement or the other agreements contemplated hereby.
4.4Governmental Authorities and Consents.  No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement by Buyer or the consummation by Buyer of the Transactions, other than the expiration or termination of any waiting period applicable to the Transactions under the HSR Act.
4.5Litigation.  (a) There are no Proceedings pending or, to the best of Buyer’s knowledge, threatened in writing against or affecting Buyer or any of its Affiliates, at law or in equity, or before or by any Governmental Authority, and (b) neither Buyer nor any of its Affiliates is subject to any judgment, order or decree of any Governmental Authority, in each case (a) or (b) which would adversely affect Buyer’s performance under this Agreement, the other agreements contemplated hereby or the consummation of the Transactions.

4.6Brokerage.  There are no claims for brokerage commissions, finders fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of Buyer or any Person acting on behalf or alleged to be acting on behalf or holding himself or herself out as acting on behalf of Buyer.
4.7Sufficiency of Funds.  Buyer has and will have at Closing sufficient cash available to enable Buyer to pay when due the full cash consideration payable by Buyer pursuant to Article 2.  Buyer acknowledges and agrees that its obligation to consummate the Transactions are not subject to any financing contingency or condition.
4.8No Other Representations and Warranties; Acknowledgement.
(a)Except for the representations and warranties made in this Article 4, neither Buyer nor its Affiliates makes any express or implied representation or warranty with respect to Buyer or its Affiliates, and Buyer and its Affiliates hereby disclaim any such other representations or warranties.
(b)Buyer expressly acknowledges, accepts and agrees to the matters set forth in Section 3.25 in all respects. In making the determination to proceed with the Transactions, Buyer has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article 3.
Article 5
COVENANTS
5.1Conduct of Business.
(a)Except (i) as otherwise permitted or required by the terms of this Agreement, (ii) required by applicable Law, (iii) set forth on Schedule 5.1(a), (iv) consented to by Buyer in writing (not to be unreasonably conditioned, withheld or delayed), (v) to the extent action is reasonably taken (or omitted) in response to COVID-19 or any Pandemic Measures upon prior written notice to Buyer or (vi) to the extent with respect to the Excluded Assets or the Excluded Liabilities, during the period between the date hereof and the Closing (or earlier termination of this Agreement), Seller shall (i) operate and carry on the Business in the ordinary course consistent with past practice in all material respects and (ii) use commercially reasonable efforts consistent with good business practice to keep and maintain the Purchased Assets in normal operating condition and repair, reasonable wear and tear and damage by fire or other casualty excepted and (iii) use commercially reasonable efforts to (A) maintain the present organization of the Business intact, (B) keep available the services of the Business’ officers and employees and (C) preserve the Business’ relationship with all suppliers, contractors, licensors, customers, distributors and others having significant business relations with it; provided, that with respect to any action which is a subject matter of a subclause of Section 5.1(b), if such action is permitted by the express terms of such subclause of Section 5.1(b), such action shall not be a violation of this Section 5.1(a).
(b)Except as (i) otherwise permitted or required by the terms of this Agreement, from the date of this Agreement until the Closing (or earlier termination of this Agreement), (ii) required by applicable Law, (iii) set forth on Schedule 5.1(b), (iv) consented to by Buyer in writing (not to be unreasonably conditioned, withheld or delayed), (v) to the extent action is reasonably taken (or omitted) in response to COVID-19 or any Pandemic Measures or (vi) to the extent with respect to the Excluded Assets or the Excluded Liabilities, during the period between the date hereof and the Closing (or earlier termination of this Agreement), Seller shall not cause or take any of the following actions, and in each case, with respect to or impacting the Business:
(i)other than in the ordinary course of business, sell, assign, transfer, lease, sell, license, pledge or otherwise dispose of or cause to be subject to any Lien not in existence as of the date hereof (other than any Permitted Liens or Liens that would be removed prior to the Closing) any material Purchased Asset or cancel without fair consideration any debts or material claims owing to or held by it;
(ii)sell, assign, lease, license, transfer, abandon or permit to lapse any material Government Licenses or any Business Proprietary Rights, except in the ordinary course of business, or grant any license or sublicense of any rights under or with respect to any Business Proprietary Rights other than non-exclusive licenses granted to customers in the ordinary course of business;
(iii)except (1) as may be required by any Benefit Plan or applicable Law, (2) in the ordinary course of business, (3) in connection with any action that applies uniformly to Business Employees and other similarly situated employees of Seller and its Affiliates, or (4) for any commitment for which Seller and its Affiliates shall be solely obligated to pay, (A) award or pay any bonuses to any Business Employee except to the extent accrued on the Latest Balance Sheet, (B) enter into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any Business Employee, (C) agree to increase the compensation payable or to become payable by it to any Business Employee; (D) agree to increase, amend or terminate in any material respect the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, including, without limitation, any Benefit Plan, payment or arrangement made to, for or with any Business Employee or made or granted any bonus or any wage or salary increase to any Business Employee, or made any other change in employment terms for any Business Employee or (E) amend or renegotiate any existing collective bargaining agreement or enter into any new collective bargaining agreement or multiemployer plan with respect to any Business Employee;
(iv)make any material change in the cash management customs and practices of the Business (including, without limitation, the collection of receivables, payment of payables, maintenance of inventory control and pricing and credit practices) other than in the ordinary course of business;
(v)make any capital expenditures or commitments therefor such that the outstanding amount of unpaid obligations and commitments with respect thereto shall comprise in excess of $50,000 individually or $500,000 in the aggregate on the Closing Date;
(vi)make any material loans or advances to, or material Guarantees for the benefit of any Insider for which the Business would be liable, except for the Transactions and for advances consistent with past custom and practice made to employees, officers, directors or managers for travel expenses incurred in the ordinary course of business;

(vii)create, incur, assume or guarantee any Indebtedness either involving more than $250,000 (individually or in the aggregate) or outside the ordinary course of business;
(viii)except in the ordinary course of business, (A) make any material change in the prices or terms of distribution of products or services or (B) make any material change to its pricing, discount, allowance or return policies;
(ix)institute or settle any material Proceeding, except for workers’ compensation claims in the ordinary course of business or settlements solely involving cash payments to be made by Seller or its Affiliates and not imposing injunctive or other nonmonetary equitable relief relating to the Business that would be applicable to Buyer after the Closing;
(x)except in the ordinary course of business, enter into, terminate, materially modify, or cancel any Material Contract;
(xi)make any material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements; or
(xii)agree, commit, arrange or enter into any understanding to do anything set forth in this Section 5.1(b).
(c)For the avoidance of doubt, in no event shall anything in this Section 5.1 be deemed to limit the ability of Seller or any of its Affiliates to take any action that relates to, or to conduct, any of their respective businesses other than the Business.
5.2Exclusivity.  Seller, on behalf of itself and its Affiliates, agrees that from the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to its terms, Seller shall not, and shall cause its controlled Affiliates and their respective officers, directors, managers, employees, agents or representatives not to, directly or indirectly, (i) solicit, initiate or encourage the submission of any proposal, inquiry or offer from any Third Party relating to the acquisition (whether by merger, purchase of stock, purchase of assets or otherwise) of all or a significant portion of the Business or the Purchased Assets (other than equipment or other assets in the ordinary course of business) (any of the foregoing, an “Acquisition Transaction”) or (ii) initiate, engage in or participate in any discussions or negotiations regarding, furnish any confidential information (including by providing access to the books, records, assets, business or personnel of Seller or the Business) with respect to an Acquisition Transaction.  Seller shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any Acquisition Transaction.  Seller shall promptly (but in any event no later than two Business Days after receipt) notify Buyer after receipt of any proposal relating to an Acquisition Transaction (an “Acquisition Proposal”) or any request for information relating to the Business or the Purchased Assets by any Person who has informed Seller or any of its Affiliates or their representatives that such Person is considering making, or has made, or could reasonably be expected to make, an Acquisition Proposal (which notice shall identify the Person making, or considering making, such Acquisition Proposal and shall set forth the material terms of any Acquisition Proposal received), and Seller shall keep Buyer informed in reasonable detail of the terms, status and other pertinent details of any such Acquisition Proposal or request.  Notwithstanding the foregoing, nothing in this Section 5.2 shall restrict Seller from discussing or pursuing an Acquisition Transaction involving (A) all or substantially all of Seller or its Affiliates, provided, that this clause (A) shall not relieve Seller or any of its successors or assigns of its obligations under this Agreement or (B) the other businesses of Seller or its Affiliates or assets not included in the Purchased Assets; provided, that any such Acquisition Transaction and the negotiation thereof shall not prevent or materially impair Seller’s ability to consummate the Transactions in a timely fashion on the terms and conditions set forth in this Agreement.

5.3Access to Information.
(a)From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to its terms, Seller shall afford to Buyer, its Affiliates and their respective accountants, counsel, financial advisors, lenders and other representatives, and each of their respective representatives, reasonable access, during normal business hours upon reasonable notice, solely for purposes of furthering the Transactions or integration planning relating thereto and at the sole cost and expense of Buyer, the facilities, books, financial information (including working papers and data in the possession of Seller or its independent public accountants, internal audit reports, and “management letters” from such accountants with respect to Seller’s systems of internal control), Contracts and records of or relating to the Business and, during such period, shall furnish promptly such information concerning the operations, properties and personnel of the Business as Buyer shall reasonably request; provided, however, such investigation shall not unreasonably disrupt Seller’s operations and shall be subject to such reasonable procedures (including with respect to safety and subject to the Pandemic Measures) as Seller may reasonably establish.  From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to its terms, Seller shall generally keep Buyer informed as to all material matters involving the operations and condition of the Business and authorize and direct the appropriate directors, managers and employees of the Business to discuss matters involving the operations and condition of the Business with representatives of Buyer as Buyer may reasonably request.  Any request for data or other information, or for access or cooperation, or any investigation, in each case, pursuant to this Section 5.3(a) shall be made or conducted in such manner as not to (i) jeopardize any attorney-client privilege of Seller or (ii) violate any applicable Law or binding agreement entered into prior to the date of this Agreement, and Seller shall not be required to provide any access or information that would reasonably be expected to have such effect; provided, that the Parties shall cooperate in good faith to develop substitute and comparable arrangements that would not jeopardize such privilege or result in the violation of such applicable Law or binding agreement; provided, further, that Seller and its representatives shall not be required to provide (x) any information relating to any acquisition, sale or divestiture process conducted by Seller (other than with respect to the Business) or their respective valuation of Seller or the Business in connection therewith, or any information concerning such process, in each case, including projections, financial or other information relating thereto, (y) individual performance or evaluation records, medical histories or other similar information if in the reasonable opinion of Seller disclosure thereof would reasonably be expected to subject Seller to risk of liability or (z) any information solely related to Excluded Assets.
(b)At and after the Closing and for a period of five (5) years following the Closing Date, Buyer and Seller shall, and shall each cause its respective Affiliates to, afford the other Party, its Affiliates and their respective representatives, during normal business hours, upon reasonable written notice which shall specify the intended purpose of such request, reasonable access at the sole cost and expense of such requesting Party (i) in the case of Buyer, to Seller the Purchased Assets or (ii) in the case of Seller, to Buyer the relevant portions of books and records of Seller and its Affiliates existing as of the Closing Date, to the extent related to the Business to the extent that such access may be reasonably requested by Seller, including in connection with financial statements, Taxes, reporting obligations and compliance with applicable Laws related to the Business; provided, that nothing in this Agreement shall limit any of Seller’s or any of its Affiliates’ rights of discovery.
(c)In accordance with Buyer’s record retention policies and practices, Buyer agrees to hold all of the books and records of the Business existing on the Closing Date (other than records related to the Transferred Employees) and not to destroy or dispose of any thereof for a period of five (5) years from the Closing Date or such longer time as may be required by Law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Seller.  For the avoidance of doubt, nothing herein limits or is intended to limit Buyer from disposing of the Business or the Purchased Assets, including in connection with the sale or other disposition thereof of the Business or of Buyer.
5.4Reasonable Best Efforts.
(a)Each of the Parties agrees to use reasonable best efforts, and to cooperate with each other Party, to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions as promptly as practicable, including, subject to the provisions of this Agreement, causing the satisfaction of the respective conditions set forth in Article 6 and executing and delivering such other instruments and doing and performing such other acts and things as may be necessary or reasonably desirable for effecting the consummation of the Transactions, and resolving such objections, if any, as may be asserted by any Governmental Authority with respect to the Transactions under any applicable Law.
(b)Subject to applicable Law, each Party will notify the other Party of any contact, inquiry or request for information by any Governmental Authority related to the Transactions, including the substance thereof, promptly, and in any event prior to responding to any such contact, inquiry or request.  Seller and Buyer shall cooperate and consult with each other in connection with the making of all filings, notifications, communications, and submissions to any Governmental Authorities in connection with the Transactions and shall promptly and substantially comply with any requests for information or documentary material from any Governmental Authorities, and, subject to applicable legal limitations and the instructions of any Governmental Authority, Seller and Buyer shall keep each other apprised on a current basis of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Seller and Buyer, as the case may be, or any of their respective Subsidiaries or Affiliates, from any Governmental Authority with respect to the Transactions.  Seller and Buyer shall permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed notifications or filings and any written communications or submissions to any Governmental Authority in connection with the Transactions, subject to applicable Law; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Business or information concerning the process of negotiating, considering or seeking any strategic transaction with respect to the Business, or proposals from Third Parties with respect thereto, (ii) as necessary to comply with contractual agreements, and (iii) as necessary to address reasonable privilege or confidentiality concerns (giving due consideration to the final sentence of this Section 5.4(b)).  Seller and Buyer agree not to participate in any meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the Transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Authority, gives the other Party a reasonable opportunity to attend and participate.  Subject to the other provisions of this Section 5.4, Buyer shall have the principal responsibility to devise the strategy for obtaining any necessary clearance or approval, and for leading all meetings with any agency that has the authority to enforce the HSR Act, in each case after consulting with Seller and taking Seller’s views into account in good faith.  Notwithstanding anything herein to the contrary, in connection with the foregoing matters, each of Seller and Buyer may, as each deems advisable and necessary, reasonably designate any competitively sensitive or confidential and proprietary material provided to the other Party as “Antitrust Counsel Only Material” which such material and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Seller on the one hand or Buyer on the other) or its legal counsel.

(c)Notwithstanding anything to the contrary in this Section 5.4, nothing shall require Buyer to offer, negotiate, commit to effect, or otherwise take any action, by consent decree, hold separate order or otherwise relating to (i) the sale, divestiture, hold separate, or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of Buyer (and respective Affiliates, if applicable) or (ii) any other material restrictions on the activities of Buyer (and respective Affiliates, if applicable), on the one hand, and Seller, on the other hand, including materially changing or modifying any course of conduct or otherwise making any material commitment (to any Governmental Authority or otherwise) regarding future operations of Buyer or Seller’s business.
(d)Buyer shall pay any applicable filing fee under the HSR Act and any other filings made pursuant to any other applicable antitrust Laws or Section 5.4.
5.5Assignment of Contracts; Third-Party Consents.
(a)Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Contract if an attempted assignment thereof, without consent of a Third Party thereto, would constitute a breach or other contravention thereof or violate any applicable Law or would be ineffective or would adversely affect the rights of Seller thereunder.  Unless and until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all rights under such Contract, Seller and Buyer will enter into an arrangement under which Buyer would obtain the benefits thereunder and assume the Assumed Liabilities thereunder in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to Buyer, or under which Seller would enforce, at Buyer’s expense, for the benefit of Buyer, with Buyer assuming at Buyer’s expense the Assumed Liabilities thereunder, any and all rights of Seller against a Third Party thereto.  Seller will promptly pay to Buyer when received all monies received by Seller under any Purchased Contract, and Buyer shall pay, defend, discharge and perform all Assumed Liabilities under such Purchased Contracts.
(b)Seller shall and shall cause its Affiliates to use commercially reasonable efforts to obtain necessary waivers, consents and/or approvals of all Third Parties required pursuant to Section 3.4; provided, however, that Seller shall not be required under this Section 5.5(b) to compensate any Third Party, make any accommodation or commitment or incur any liability or obligation to any Third Party to obtain any such waivers, consents or approvals, unless Buyer agrees to compensate any such Third Party on Seller’s behalf or to promptly reimburse Seller for any payments made or liabilities to any such Third Party, in each case in connection with obtaining such waivers, consents or approvals.  In connection with this Section 5.5(b), Seller shall keep Buyer informed of all material developments and shall, at Buyer’s request, include Buyer in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder.  Written requests for such consents, waivers and approvals shall be in a form reasonably acceptable to Buyer.  From the date of this Agreement until the Closing (or earlier termination of this Agreement), Seller shall permit Buyer to contact such Third Parties whose consent, waiver or approval is needed in connection with the Transactions, upon Buyer’s request at such time as mutually agreed upon by the Parties.  Notwithstanding anything to the contrary herein, Buyer acknowledges and agrees that it is not a condition to the Closing to obtain any such consent, waiver or approval.
(c)The Parties agree to the matters set forth on Schedule 5.5(c).
5.6Use of Names; Domain Name Transfer.
(a)Seller hereby agrees that upon the Closing, Buyer shall have the sole right to the use of the service marks, names, trade names and trademarks listed on Schedule 3.10(d) or similar names and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, or otherwise primarily used in the Business, including any name or mark confusingly similar thereto and the trademarks and service marks related thereto other than the Excluded Marks (collectively, the “Business Marks”).  Seller shall not, and shall not permit its securityholders or Affiliates to, use any of the Business Marks or any variation or simulation thereof in any manner anywhere in the world after Closing; provided, that, notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prohibit, prevent, restrict or otherwise limit Seller or any of its Affiliates from (i) stating the historical relationship between the  Business, on the one hand, and Seller or any of its other businesses, on the other hand, or (ii) making any use of the Business Marks in a manner that would constitute “fair use” under applicable Law or would not otherwise require a license from Buyer following the Closing.
(b)Following the Closing and except as provided in this Section 5.6(b), Buyer shall, and shall cause Buyer’s Affiliates to: (i) cease to make any use (in any form or manner) of (Y) any service marks, names, trade names and trademarks that include the terms “Republic Bank” or “Republic,” or any other service marks, names, trade names and trademarks owned by Seller or any of its Affiliates other than the Business Marks and/or (Z) similar names and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto and the trademarks and service marks related thereto (collectively, the “Excluded Marks”), including as part of any company name or Internet domain name (other than  the domain names listed on Schedule 3.10(d)); and (ii) cease to, and not at any time thereafter, hold itself or themselves out as having any affiliation or association with Seller or any of its Affiliates. Without limiting the generality of the foregoing, no later than the expiration or termination of the latest Service Period (as such term is defined in the Transition Services Agreement), Buyer shall complete the removal of the Excluded Marks from all products, signage, vehicles, properties, technical information, stationery and promotional or other marketing materials and other assets.  Notwithstanding the foregoing, Buyer and its Affiliates shall have the right to: (i) use the mark and/or name “Republic Bank Tax Refund Solutions” or “Republic TRS” on any existing forms and documents used in connection with the Business until the expiration or termination of the latest Service Period (as such term is defined in the Transition Services Agreement), and (ii) use the mark and/or name “Republic Tax Refund Solutions” on any forms and documents used in connection with the Business for a period of five (5) years following the Closing; provided, that Buyer and its Affiliates do not hold itself or themselves out as having any affiliation or association with Seller or any of its Affiliates and shall maintain quality standards consistent with those of the Business prior to Closing in connection with such use.  Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any of its Affiliates shall be deemed to have violated this Section 5.6(b), even after the periods provided above, by reason of: (i) their use of equipment and other similar articles used in the Business as of the Closing, notwithstanding that they may bear one or more of the Excluded Marks (provided, that it is not reasonably practicable to remove or cover such Excluded Mark); (ii) the appearance of the Excluded Marks on any manuals, work sheets, operating procedures, other written or electronic data, materials or assets (including computer source code) that are used for internal purposes only in connection with the Business; (iii) the appearance of the Excluded Marks in or on any Third Party’s publications, marketing materials, brochures or instruction sheets that were distributed prior to the Closing and that are not used by Buyer and its Affiliates after the expiration or termination of the latest Service Period (as such term is defined in the Transition Services Agreement); or (iv) the use by Buyer and its Affiliates of any Excluded Marks in a non-disparaging and non-trademark manner in textual sentences that is factually accurate and non-prominent for purposes of conveying to customers or the general public that the Business is no longer affiliated with Seller or to reference historical details concerning or make historical reference to the Business.
(c)At the Closing, Seller shall take all actions necessary to convey any domain names included in the Purchased Assets to Buyer (as reasonably determined by Buyer).

5.7Notification of Certain Matters.  From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to its terms, each of Seller and Buyer agrees to promptly upon becoming aware, notify the other in writing of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by such Party to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, (b) any fact, event or circumstance that becomes known to it that could reasonably be expected, either individually or when taken together with any or all other existing facts, events and circumstances known to it, to result in the failure of any of the conditions set forth in Article 6 to be satisfied, (c) the institution of or the threat of institution of any Proceeding against such Party related to this Agreement or the Transactions and (d) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transaction contemplated by this Agreement; provided, that the failure to deliver any notice pursuant to this Section 5.7 shall not, in and of itself, be considered in determining whether the conditions set forth in Section 6.2(b) or Section 6.3(b), as applicable, have been satisfied.
5.8Insurance.  All insurance policies of Seller providing coverage related to the Business or the Purchased Assets in effect at any time at or prior to the effectiveness of the Closing, together with all rights, benefits and privileges thereunder, will be retained by Seller from and after the effectiveness of the Closing, and Buyer will have no rights with respect thereto.
5.9Payments With Respect to Accounts Receivable.  Following the Closing Date, (i) Buyer shall promptly remit to Seller and in any event within ten (10) Business Days following receipt thereof all monies received by Buyer or any of its Affiliates in payment for any accounts receivable included in the Excluded Assets and (ii) Seller shall promptly remit to Buyer and in any event within ten (10) Business Days following receipt thereof all monies received by Seller or any of its Affiliates in payment for any accounts receivable included in the Purchased Assets acquired by Buyer as of the Closing Date.  Payments remitted to any Party pursuant to this Section 5.9 shall be accompanied by a description of the accounts receivable to which they relate, including an invoice and/or account number, as applicable and as available.
5.10Wrong Pockets.  Except as otherwise specifically provided in this Agreement, in the event that, after the Closing, any Party shall receive or otherwise possess any asset or be liable for any liability that is allocated to the other Party pursuant to this Agreement, such first Party shall promptly transfer or assign, or cause to be transferred or assigned, such asset or liability to the Party entitled thereto or obligated with respect thereto, and such second Party shall accept such asset or assume such liability, in each case without the payment of any further consideration.
5.11Employee and Related Matters.
(a)Transferred Employees.  Buyer shall make offers of employment to each of the Business Employees, which offers shall be presented no less than fourteen (14) days prior to the Closing and shall be effective upon the Closing.  Each such offer of employment shall be in a form reasonably acceptable to Seller and shall provide, for a period of at least one (1) year following the Closing Date (subject to such Business Employee’s continued employment), (i) an annual base salary or hourly rate of pay, as applicable, that is no less than such employee’s base salary or hourly rate of pay, as applicable, as in effect immediately prior to the Closing Date, (ii) a target variable incentive compensation opportunity that is no less than that applicable to such employee as of immediately prior to the Closing Date, (iii) other compensation and employee benefits that are no less favorable, in the aggregate, to those applicable to similarly situated employees of Buyer, and (iv) a work location that does not increase such employee’s one-way commute by more than thirty-five (35) miles as compared to such employee’s one-way commute immediately prior to the Closing Date. On or prior to the Closing Date, Seller shall terminate the employment of each Transferred Employee, effective on the Closing Date.  Subject to Section 5.11(c),

Seller shall pay and settle all compensation and employee benefits and payments, including any Seller Transaction Expenses and any benefits or payments payable under a Benefit Plan, in each case, that are earned and payable to each Transferred Employee as of immediately prior to the Closing Date in accordance with applicable Law and the terms of the applicable Benefit Plan, and neither Buyer nor any of its Affiliates shall have any liability with respect to any of the foregoing.  Nothing contained herein shall obligate Buyer to continue the employment of any Transferred Employee for any specific period beyond the Closing Date, and all such post-Closing employment shall be on an employment at-will basis, except as may otherwise be set forth in an individual agreement between a Transferred Employee and Buyer or its Affiliates.  To the extent that service is relevant for eligibility, vesting, allowances or benefit accrual (including paid time off) under any benefit plan of Buyer, then Buyer shall ensure that such benefit plan shall, for purposes of eligibility, vesting, allowances and benefit accrual (including paid time off), credit Transferred Employees for service prior to the Closing Date with Seller to the same extent that such service was recognized prior to the Closing Date under the corresponding Benefit Plan of Seller.  In addition, Buyer shall in no event apply pre-existing conditions, limitations or waiting periods under any group health or welfare plan with respect to the Transferred Employees and the eligible dependents of the Transferred Employees, other than limitations or waiting periods that are already in effect with respect to such individuals to the extent not satisfied as of the Closing under the corresponding Benefit Plan.  For the avoidance of doubt, claims incurred but not paid under any Benefit Plan providing for health or welfare coverage prior to Closing would be the responsibility of Seller.
(b)Non-Transferred Employees.  Without limiting Buyer’s responsibilities with the terms of Section 5.11(a), neither Buyer nor any of its Affiliates shall have any liability or obligation of any kind with respect to any Non-Transferred Employee or former employee or retiree of Seller or its Affiliates, regardless of when such liability or obligation arises or occurred (whether on, prior to or after the Closing Date), and Seller shall be solely responsible for the payment of all wages, salaries and other compensation and employee benefits (including any severance pay, insurance, supplemental pension, deferred compensation, “stay” or other similar incentive bonuses, change-in-control bonuses (or other bonuses or compensation related in any way to the execution, delivery or performance of this Agreement), retirement and any other benefits, premiums, claims and related costs) to any of such Non-Transferred Employees, former employees or retirees.  Neither Buyer nor any of its Affiliates shall assume any liability or obligation with respect to any Benefit Plan of any kind or nature maintained by Seller for any of its employees, former employees or retirees, except as set forth in the definition of Assumed Liabilities.
(c)2021 Incentive Compensation.  With respect to the cash incentive opportunity (including any cash commissions) of any Business Employee for the period ending September 30, 2021 (the “2021 Incentives”), (i) if the Closing occurs on or after September 30, 2021, Seller shall pay any amounts earned based on actual performance with respect to the 2021 Incentives prior to Closing, and (ii) if the Closing occurs prior to September 30, 2021, Buyer shall pay any amounts earned based on actual performance with respect to the 2021 Incentives at the time contemplated by the applicable incentive plan, which amounts shall be reimbursed (net of applicable Tax deductions realized by Buyer) by Seller within thirty (30) days following receipt of evidence of payment from Buyer.  In all cases, the determination of actual performance shall be made by Seller in the ordinary course of business consistent with past practice.  For the avoidance of doubt, Seller shall have no obligations with respect to incentive compensation for periods following September 30, 2021.
(d)COBRA.  Without limiting Buyer’s responsibilities with the terms of Section 5.11(a), neither Buyer shall have no responsibility for obligations as required under Section 4980B of the Code and Sections 601-609 of ERISA with respect to the Benefit Plans, whether or not such Benefit Plans are terminated prior to, on, or following the Closing Date (collectively, “COBRA Obligations”).  Buyer shall have no responsibility for the COBRA Obligations or any employee claims under the Benefit Plans (“Continuing Claims”), including (without limitation) claims that were incurred but not paid before the

Closing, and from employees that do not commence employment with Buyer, or any other health care or welfare benefit plan claims or expenses with respect to current or former employees of Seller.  With respect to benefits provided to Transferred Employees under welfare plans maintained by Buyer for the benefit of such Transferred Employees from and following the Closing Date, Buyer shall be responsible for any obligations required under Section 4980B of the Code and Sections 601-609 of ERISA.
(e)Defined Contribution Plans.  Seller and Buyer shall cooperate to take all steps necessary to permit Transferred Employees to roll over distributions from the Seller 401(k) Plan in the form of cash to a 401(k) plan sponsored by Buyer.
(f)Additional Covenants.  Except as expressly set forth in this Section 5.11, Seller shall retain all liabilities and obligations (including obligations under Section 4980B of the Code) in respect of the Benefit Plans, whether incurred on, prior to, or after the Closing Date.  No assets or liabilities of any Benefit Plan shall be transferred to Buyer or any of its Affiliates or any employee benefit plan maintained by any of them.
(g)Party Beneficiaries.  The Parties acknowledge and agree that all provisions contained in this Section 5.11 are included for the sole benefit of the respective Parties and shall not (i) create any right in any other Person, including any employees, former employees, any participant in any Benefit Plan or any beneficiary thereof, (ii) any right to continued employment with Seller or Buyer or any of their respective Affiliates, or (iii) be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or require Buyer or any Affiliate of Buyer to continue or amend any particular Benefit Plan on or after the Closing Date, and any such Benefit Plan may be amended or terminated in accordance with its terms and applicable Law.
5.12Source Code Security.  At all times prior to delivery to Buyer of the Business Source Code, Seller shall use commercially reasonable efforts to ensure that it, its Affiliates and the Business Employees protect and maintain such Business Source Code consistent with past practices and Software industry best practices, including with respect to non-disclosure, updating and maintaining a security copy of such Business Source Code in the Repository.  Immediately prior to the Closing, the current and up-to-date version of the Business Source Code shall be delivered by Seller to Buyer, which may be accomplished through the provision to the Chief Technology Officer of Buyer of the passwords and/or other credentials necessary for access to the Repository.
5.13Tax Matters.
(a)In the case of any real or personal property Taxes (or other similar Taxes) attributable to the Purchased Assets or the Business that are Straddle Period Taxes, the party required by Law to pay any such Straddle Period Tax (the “Paying Party”) shall file the Tax Return related to such Straddle Period Tax within the time period prescribed by Law and shall timely pay such Straddle Period Tax.  To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other party (the “Non-Paying Party”) with notice of payment, and within ten days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.
(b)To the extent relevant to the Business or the Purchased Assets, each Party shall (a) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any Governmental Authority or in connection with judicial or administrative Proceedings relating to any liability for Taxes and (b) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other Proceeding relating to Taxes.  Seller shall retain all documents, including prior years’ Tax Returns, supporting work schedules and other records or information with respect to all sales, use and employment Tax Returns and, absent the receipt by Seller of the relevant tax clearance certificates, shall not destroy or otherwise dispose of any such records for six years after Closing Date without the prior written consent of Buyer.
5.14Litigation Support.  For a period of five (5) years after the Closing Date, in the event and for so long as either Party or any of its Affiliates is prosecuting, contesting or defending any Proceeding, action, investigation, charge, claim, or demand by a Third Party in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction (but not the Transactions) relating to, in connection with or arising from the Business, the other Party shall, and shall cause its Subsidiaries and Affiliates (and the Transferred Employees with relevant knowledge then employed by such Party or its Subsidiaries or Affiliates) to, reasonably cooperate with the other Party and its Affiliates and their respective counsel in such prosecution, contest or defenses, including making reasonably available its personnel, and provide such testimony and access to its books and records related to the Business as shall be reasonably necessary in connection with such prosecution, contest or defense; provided, that neither Party nor its Subsidiaries and Affiliates shall be required to incur any out-of-pocket costs or fees in connection with the performance of the obligations set forth in this Section 5.14; provided, further, this Section 5.14 shall not apply and neither Party shall have any obligation hereunder to the extent the Proceeding, action, investigation, charge, claim or demand by a Third Party for which the other Party seeks cooperation is related to any claim under Article 8.
Article 6
CONDITIONS TO CLOSING
6.1Conditions to All Parties’ Obligations.  Except as otherwise expressly provided herein, the obligation of the Parties to consummate the Transactions is subject to the satisfaction of the following conditions on or prior to the Closing Date:
(a)any waiting period under the HSR Act shall have expired or shall have been terminated and any timing agreement between the Parties and any Governmental Authority shall have expired; and
(b)no judgment, decree or order shall be in effect that would prevent the Transactions, declare unlawful the Transactions or cause such Transactions to be rescinded, and no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that has the effect of prohibiting or enjoining the Transactions or making the Transactions illegal.
6.2Conditions to Buyer’s Obligations.  Except as otherwise expressly provided herein or waived by Buyer, the obligation of Buyer to consummate the Transactions is subject to the satisfaction or written waiver of the following conditions at or prior to the Closing:
(a)(i) the representations and warranties of Seller set forth in Section 3.6(b) shall have been true and correct in all respects on the date of this Agreement and on the Closing Date (as though made on the Closing Date), (ii) each of the representations and warranties of Seller set forth in Section 3.1 (Organization and Power), Section 3.2 (Authorization), Section 3.3(a) (Title to Business Assets) and Section 3.19 (Brokerage) shall have been true and correct in all material respects on the date of this Agreement and on the Closing Date (as though made on the Closing Date), except to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on such earlier date), and (iii) each of the other representations and warranties of Seller set forth in this Agreement shall have been true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) on the date of this Agreement and on the Closing Date (as though made on the Closing Date), except to the extent such representations and warranties expressly speak as of an earlier date (in which case as of such earlier date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)Seller will have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement and any documents or agreements contemplated hereby at or prior to the Closing; and
(c)there shall not have occurred any Material Adverse Effect since the date hereof that is continuing.
6.3Conditions to Seller’s Obligations.  Except as otherwise expressly provided herein or waived by Seller, the obligation of Seller to consummate the Transactions is subject to the satisfaction or written waiver of the following conditions on or prior to the Closing Date:
(a)(i) each of the Buyer Fundamental Representations shall have been true and correct in all material respects on the date of this Agreement and on the Closing Date (as though made on the Closing Date), except to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on such earlier date), and (ii) each of the other representations and warranties of Buyer set forth in this Agreement shall have been true and correct (disregarding all qualifications or limitations as to “materiality” and words of similar import set forth therein) on the date of this Agreement and on the Closing Date (as though made on the Closing Date), except to the extent such representations and warranties expressly speak as of an earlier date (in which case as of such earlier date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality” and words of similar import set forth therein) would not reasonably be expected to prevent or materially impair Buyer from consummating the Transactions prior to the Outside Date; and
(b)Buyer will have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement and any documents or agreements contemplated hereby at or prior to the Closing.
Article 7
TERMINATION
7.1Termination.  This Agreement may be terminated only prior to the Closing and only as follows:
(a)by mutual written consent of each of the Parties;
(b)by either Buyer, on the one hand, or Seller, on the other hand, in either case if there has been a breach by Seller (in the case of termination by Buyer) or Buyer (in the case of termination by Seller) in the representations and warranties or covenants of such Party set forth in this Agreement which would result in a failure of a condition set forth in Section 6.2 or Section 6.3, as applicable, if existing as of the Closing Date (so long as the Party seeking to terminate this Agreement has provided written notice of such breach and such breach (i) cannot be cured prior to the Outside Date or (ii) has not been cured prior to the date that is thirty (30) days following the date that the terminating Party notifies the other Party in writing of any such breach); provided, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b) if such Party is then in material breach of any of its representations, warranties or covenants set forth in this Agreement;
(c)by either Buyer, on the one hand, or Seller, on the other hand, if any order, injunction or decree of any Government Authority having competent jurisdiction restraining, enjoining or otherwise prohibiting the Transactions shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any Party whose breach of this Agreement has been the cause of, or resulted in, the issuance of such order, injunction or decree; or
(d)by either Buyer, on the one hand, or Seller, on the other hand, in either case by delivery of written notice of termination to the other Party prior to the Closing, if the Transactions have not been consummated by November 15, 2021 (the “Outside Date”); provided, that a Party will not be entitled to terminate this Agreement pursuant to this Section 7.1(d) if that Party’s breach of this Agreement has been the cause of, or resulted in, the failure of the consummation of the Transactions to have occurred at or prior to such time.
7.2Effect of Termination.
(a)In the event of termination of this Agreement as provided in Section 7.1, this Agreement will forthwith become void and there will be no liability or obligation hereunder on the part of Buyer or Seller, except for the provisions of Article 1 (solely to the extent relating to other surviving provisions), this Article 7, Section 9.3 and Section 9.4 (all of which will survive any such termination), provided, that neither Party shall be released from any liability arising out of its willful and material breach of this Agreement occurring prior to such termination.  The Confidentiality Agreement shall survive the termination of this Agreement according to its terms.
(b)If (i) this Agreement is validly terminated by either Party pursuant to Section 7.1(c) or (ii) (A) this Agreement is validly terminated by either Party pursuant to Section 7.1(d) at or after the Outside Date due to the failure to satisfy as of the Outside Date the closing condition set forth in Section 6.1(a) or Section 6.1(b) (to the extent related to the matters set forth in Section 6.1(a)), and (B) at the time of such termination, all other conditions to Buyer’s obligation to consummate the Closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied), then the terminating Party shall deliver to the other Party a notice of termination with reference to the section of this Agreement pursuant to which such terminating Party is terminating this Agreement, and Buyer will pay or cause to be paid to Seller an amount equal to the sum of Five Million Dollars ($5,000,000) (the “Termination Fee”).  In the event the Termination Fee is payable, Buyer will pay the Termination Fee to Seller in immediately available funds as soon as reasonably practicable after the date on which this Agreement is terminated pursuant to such notice of termination but in no event later than ten (10) Business Days following such date of termination.
7.3Waiver of Right to Terminate.  Seller and Buyer shall be deemed to have waived their respective rights to terminate this Agreement upon consummation of the Transactions.  No such waiver shall constitute a waiver of any other rights set forth in this Agreement arising from any breach of any warranty, covenant or agreement contained herein unless such waiver is made in writing and then any such written waiver shall only constitute a waiver of the specific matters set forth therein.
Article 8
INDEMNIFICATION
8.1Survival.

(a)Except as expressly provided in Section 8.1(b) or Section 8.1(d), none of the representations and warranties of Seller or Buyer in this Agreement or in any document, instrument or certificate delivered in connection herewith shall survive the Closing of the Transactions.
(b)Subject to the limitations and other provisions of this Agreement, including the provisions of this Article 8, the following representations and warranties shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of Seller or Buyer:  Section 3.1 (Organization and Power), Section 3.2 (Authorization), Section 3.3(a) (Title to Business Assets), Section 3.18 (Tax Matters), Section 3.19 (Brokerage) and Section 3.23 (Regulatory Matters) (collectively, the “Seller Fundamental Representations”), until the sixth anniversary of the Closing Date; provided, however, that any Seller Fundamental Representations for which claims for indemnification are timely asserted shall continue to survive, notwithstanding any survival period set forth herein, until final resolution of such claims.  Subject to the limitations and other provisions of this Agreement, including the provisions of this Article 8, the following representations and warranties shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of Seller or Buyer:  Section 4.1 (Organization and Power), Section 4.2 (Authorization) and Section 4.6 (Brokerage) (collectively, the “Buyer Fundamental Representations”), until the sixth anniversary of the Closing Date; provided, however, that any Buyer Fundamental Representations for which claims for indemnification are timely asserted shall continue to survive, notwithstanding any survival period set forth herein, until final resolution of such claims.  The Parties acknowledge that the time periods set forth in this Section 8.1(b) for the assertion of claims and notices under this Agreement are the result of arms’-length negotiation among the Parties and such time periods may be longer or shorter than otherwise provided by Law.
(c)Notwithstanding anything to the contrary in this Agreement, all covenants and agreements of the Parties that by their terms contemplate actions following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms.  All other covenants and agreements of the Parties shall not survive this Closing and shall thereupon terminate.
(d)Notwithstanding anything to the contrary, in the event that any breach of any representation or warranty or covenant of any Party constitutes fraud in the making of, or with respect to, any specific representation, warranty or covenant contained in this Agreement, the representation or warranty or covenant shall survive the consummation of the Closing of the Transactions and continue in full force and effect without any limitation with respect to such breach and nothing herein shall relieve any Party for any liability for such fraud.
8.2Indemnification by Seller.  From and after the Closing and without duplication, Seller agrees to indemnify Buyer, its Affiliates and their respective officers, directors, managers, employees, agents, representatives, successors and assigns (the “Buyer Indemnitees”), hold them harmless against and reimburse them for any loss, liability, deficiency, diminution in value, Taxes, damage or expense (including reasonable and documented out-of-pocket legal expenses and costs, consultants’ fees and expenses, and including interest and penalties) (a “Loss”) which such Buyer Indemnitee may suffer, sustain or become subject to, as a result of:
(a)the breach by Seller of any Seller Fundamental Representation as of the date hereof or as of the Closing Date (as though made on the Closing Date);
(b)the breach by Seller of any covenant or agreement made by Seller contained in this Agreement that survives the Closing;
(c)any Excluded Liability; or

(d)any Pre-Closing Taxes.
8.3Indemnification by Buyer.  From and after the Closing and without duplication, Buyer agrees to indemnify Seller, its Affiliates and their respective officers, directors, managers, employees, agents, representatives, successors and assigns (the “Seller Indemnitees”), hold them harmless against and reimburse them for any Loss which such Seller Indemnitee may suffer, sustain or become subject to, as a result of:
(a)the breach by Buyer of any Buyer Fundamental Representation as of the date hereof or as of the Closing Date (as though made on the Closing Date);
(b)the breach by Buyer of any covenant or agreement made by Buyer contained in this Agreement that survives the Closing; or
(c)any Assumed Liability.
8.4Limitations.  The indemnification provided for in Section 8.2 and Section 8.3 is subject to each of the following limitations:
(a)Seller’s maximum aggregate liability to Buyer Indemnitees with respect to the matters described in Section 8.2 shall not exceed the Purchase Price; provided, however, that notwithstanding anything to the contrary, the foregoing limitation shall not apply with respect to any Losses resulting from or relating to Seller’s fraud in the making of, or with respect to, any specific representation, warranty or covenant contained in this Agreement.  Buyer’s maximum aggregate liability with respect to the matters described in Section 8.3 shall not exceed the Purchase Price; provided, however, that notwithstanding anything to the contrary, the foregoing limitation shall not apply with respect to any Losses resulting from or relating to Buyer’s fraud in the making of, or with respect to, any specific representation, warranty or covenant contained in this Agreement.  Notwithstanding anything expressed or implied herein to the contrary, no Buyer Indemnitee shall be entitled to indemnification with respect to any Taxes first arising in any taxable period, or portion thereof, beginning after the Closing Date.
(b)Except in the case of damages awarded in respect of Third Party Claims or regulatory fines or penalties, no Party will in any event be liable under this Article 8 for any punitive or speculative damages by reason of a breach of any representation or warranty, or covenant contained herein.
(c)None of the limitations (whether monetary, temporal or otherwise) set forth in this Article 8 shall apply to any Losses, or any indemnification obligations relating thereto, resulting from or relating to a Party’s fraud in the making of, or with respect to, any specific representation, warranty or covenant contained in this Agreement.
(d)For purposes of Sections 8.2 and 8.3, in determining the existence of, and any Losses arising from, any inaccuracy or breach of a representation or warranty of Seller set forth in this Agreement or any other Transaction Document, and in calculating the amount of any Loss with respect to any such breach or failure, all qualifications in such representation or warranty referencing the terms “material,” “materiality,” “material respects”, “Material Adverse Effect” or other terms of similar import or effect shall be disregarded (as if such word or clause, as applicable, were deleted from such representation, warranty or covenant).
8.5Indemnification Procedures.

(a)Notice of Claim.  Any indemnified Person (an “Indemnitee”) making a claim for indemnification pursuant to Section 8.2 or Section 8.3 must give the party from whom indemnification is sought (an “Indemnitor”) written notice of such claim describing such claim and the nature and amount of such Loss, to the extent that the nature and amount thereof are determinable at such time (a “Claim Notice”) promptly after the Indemnitee receives any written notice of any Proceeding against or involving the Indemnitee by a Third Party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided, that the failure to notify or delay in notifying an Indemnitor will not relieve the Indemnitor of its obligations pursuant to Section 8.2 or Section 8.3, except and only to the extent that the Indemnitor is prejudiced thereby.
(b)Control of Defense; Conditions.  With respect to any pending or threatened claim against an Indemnitee by a Third Party that has given or would reasonably be expected to give rise to a claim for indemnification pursuant to Section 8.2 or Section 8.3 (a “Third Party Claim”), the Indemnitor shall have the right, but not the obligation, to assume the control and defense, at its own expense and by counsel of its own choosing, of such Third Party Claim and any Third Party Claims related to the same or a substantially similar set of facts.  If the Indemnitor so undertakes to control and defend any such Third Party Claim, it shall notify the Indemnitee in writing of its intention to do so within fifteen (15) days of receipt of a Claim Notice, and the Indemnitee shall cooperate in good faith with the Indemnitor and its counsel in the defense against, and settlement of, any such Third Party Claim; provided, however, that such right shall not apply to a Third Party Claim (i) if in the reasonable opinion of counsel to the Indemnitee, there exists a conflict of interest between the Indemnitor and the Indemnitee that cannot be waived, (ii) if such claim involves a Governmental Authority or a criminal matter, (iii) if such Third Party Claim involves Losses in excess of the applicable indemnification limits set forth herein or (iv) relief sought by such Third Party Claim is an injunction or equitable relief against the Indemnitee; provided, further, that the Indemnitor shall not settle or permit a default or consent to entry of any judgment with respect to any such Third Party Claim without the written consent of the Indemnitee (not to be unreasonably withheld, conditioned or delayed), in each case, unless the claimant provides to the Indemnitor a full release in respect of the Third Party Claim and any other claims relating thereto.  Subject to the foregoing, the Indemnitee shall have the right to employ separate legal counsel and to participate in but not control the defense of such Third Party Claim at its own cost and expense; provided, that, subject to the provisions of this Article 8, the Indemnitor shall bear the reasonable and documented out-of-pocket fees of one firm of legal counsel (and one additional firm of legal counsel in each jurisdiction implicated in such Proceeding) representing the Indemnitee in such Proceeding and all related Proceedings, if, but only if, the defendants in such Proceeding include both the Indemnitee and the Indemnitor, and the Indemnitee shall have reasonably concluded, based on the advice of legal counsel, that there is a material conflict of interest between the Indemnitor and the Indemnitee with respect to such Proceeding.  In any event, the Indemnitee shall cause its legal counsel to cooperate in good faith with the Indemnitor and its legal counsel.  Indemnitee may not settle or permit a default or consent to entry of any judgment with respect to any Third Party Claim without the written consent of the Indemnitor (not to be unreasonably withheld, conditioned or delayed), in each case, unless the claimant provides to the Indemnitor a full release in respect of the Third Party Claim and any other claims relating thereto.  If the Indemnitor does not assume the control and defense of a Third Party Claim, it shall nevertheless be entitled to participate in the defense of such Third Party Claim at its own cost and expense, and the Indemnitor and Indemnitee shall cooperate in good faith with each other and their counsel in the defense against, and settlement of, any such Third Party Claim.
8.6Additional Provisions.  With respect to each indemnification obligation contained in this Agreement, all Losses shall be net of any third-party insurance or indemnity, contribution or similar proceeds that have been actually recovered by the Indemnitee or its Affiliates in connection with the facts giving rise to the right of indemnification (it being agreed that if third-party insurance or indemnification, contribution or similar proceeds in respect of such facts are actually recovered by the Indemnitee or its Affiliates subsequent to the Indemnitor’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be promptly remitted to the Indemnitor to the extent of the indemnification payment made).  Upon making any payment to the Indemnitee for any indemnification claim pursuant to this Article 8, the Indemnitor shall be subrogated, to the extent of such payment, to any rights which the Indemnitor may have against any Third Parties with respect to the subject matter underlying such indemnification claim, and the Indemnitee shall assign any such rights to the Indemnitor and otherwise cooperate with the Indemnitor in seeking recovery thereunder.  Notwithstanding the foregoing, the Indemnitor shall not be required or obligated to pursue any rights of recovery against any Third Party insurance or indemnification.

8.7Investigation.  The rights of the Indemnitee to indemnification, defense and being held harmless from Losses that they may incur shall in no event be affected by: (i) any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by Seller in this Agreement or any other Transaction Document, nor (ii) the waiver of any condition, covenant or agreement based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement.  No Indemnitee shall be required to show reliance on any representation, warranty, covenant or other agreement in order for such Indemnitee to be entitled hereunder to indemnification, defense and being held harmless from Losses that they may incur.
8.8Exclusive Remedies.  After the Closing, subject to Section 2.4, and the equitable remedies set forth in Section 9.5 and Section 9.9, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from the Transition Services Agreement, or fraud in the making of, or with respect to, any specific representation, warranty or covenant contained in this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, shall be pursuant to the indemnification provisions set forth in this Article 8.  Nothing in this Section 8.8 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraud in the making of, or with respect to, any specific representation, warranty or covenant contained in this Agreement.
8.9Tax Treatment.  The Parties agree to treat all payments made by or deemed to be made by a party under this Article 8 as adjustments to the Purchase Price hereunder, unless otherwise required by applicable Law.
Article 9
ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

9.1Mutual Assistance.  Subsequent to the Closing, each of the Parties, at their own cost, will assist each other (including by the retention of records and the provision of access to relevant records) in (i) the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, and (ii) the defense of any audits or litigation that may ensue as a result of the filing thereof (except in connection with litigation or threatened litigation between Buyer, on the one hand, and Seller, on the other hand), in each case to the extent that such assistance is reasonably requested.
9.2Press Release and Announcements.  Any press release announcing the execution of this Agreement shall be issued in such form as shall be mutually agreed upon by Seller and Buyer. Unless otherwise required by applicable Law, by any listing agreement or with any securities exchange, neither Seller nor Buyer shall, and each shall cause its Affiliates not to, make any public announcement or publicly disseminate any written communication with respect to this Agreement or the Transactions, or otherwise communicate with any news media regarding this Agreement or the Transactions, without the prior written consent of the other Party; provided, that if any such announcement or communication is so required, Seller and Buyer shall consult with each other, to the extent reasonably practicable, in advance as to the contents and timing thereof; provided, further, that after the Transactions have been announced, Seller and its Affiliates and Buyer and its Affiliates shall be entitled to respond to questions in the ordinary course or issue any press release or make any other public statement that, in each case, is consistent (as to nature and scope) with any public statement previously issued or made by it in accordance with the provisions of this Section 9.2.

9.3Confidentiality.  All information provided or made available to Buyer, Seller, their respective Affiliates or any of their respective representatives pursuant to this Agreement or any of the Transaction Documents or in connection with any of the Transactions, whether provided prior to or after the date hereof, shall be subject to the Confidentiality Agreement.  The Confidentiality Agreement shall continue in full force and effect following the Closing; provided, that, from and after the Closing all information relating to the Business shall be deemed to be confidential information of Buyer.
9.4Expenses.  Except as expressly set forth herein, each Party hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the Transactions, including any such costs and expenses incurred by any party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), whether or not the Transactions are consummated.
9.5Specific Performance.  Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably, and that such other Party would not have any adequate remedy at law, in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached.  Accordingly, each of the Parties agrees that, prior to the valid termination of this Agreement pursuant to its terms, the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled pursuant hereto.  In furtherance of the foregoing, the Parties hereby waive, to the fullest extent permitted by applicable Law, (a) any and all defenses to any action for specific performance hereunder, including any defense based on the claim that a remedy at law would be adequate and (b) any requirement to post a bond or other security as a prerequisite to obtaining equitable relief.
9.6Further Action.
(a)If, at any time after the Closing, any further action is necessary to vest Buyer with full right, title and possession of and to the Purchased Assets, Seller shall cooperate with Buyer and Buyer’s Affiliates and representatives, and shall execute and deliver such documents and take such other actions as Buyer may reasonably request, in connection therewith.
(b)Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions and the other Transaction Documents.
9.7Communications.  All mail and other communications received by Seller at any time after the Closing Date related to the Business or the Purchased Assets shall be promptly turned over to Buyer at Buyer’s sole cost and expense.  All mail and other communications relating exclusively to the Excluded Assets received by Buyer at any time after the Closing shall be promptly turned over to Seller by Buyer at Seller’s sole cost and expense.

9.8Transfer Taxes; Recording Charges.  Seller and Buyer shall be equally responsible for the payment of all transfer, recording, documentary, stamp, sales, use (including all bulk sales Taxes), registration, conveyance and other similar Taxes and fees (collectively, the “Transfer Taxes”), that are payable or that arise as a result of the Transactions, when due.  Seller shall file any Tax Return that is required to be filed in respect of Transfer Taxes described in this Section 9.8 when due, and Buyer shall cooperate with respect thereto as necessary. The Parties shall use commercially reasonable efforts to minimize any such Taxes to the extent permissible by applicable Law, including transferring assets such as Software solely by electronic means and providing resale certificates or such other instruments as will relieve Buyer or Seller from liability for any Tax, where applicable.
9.9Noncompetition; Nonsolicitation.
(a)In order to protect the value of the Business, for a period of four (4) years after the Closing Date (the “Non-Competition Period”), other than permitted by this Section 9.9(a), Seller and its Affiliates shall not, anywhere in the United States (collectively, the “Competitive Territory”), directly or indirectly, either for itself or for any other Person, own, operate, manage, control, engage in, participate in, invest in, or act as consultant or advisor to in connection with any of the foregoing, any venture or enterprise which directly or indirectly engages in the Business, as conducted by Seller or its Subsidiaries or Affiliates (a “Competitive Business”).  Notwithstanding the foregoing, nothing herein shall prohibit Seller from (i) being a passive owner of not more than 5% of the outstanding stock of any class of securities of a publicly-traded company engaged in a Competitive Business, so long as Seller has no active participation in the business of such company or its Affiliates, (ii) performing any services for Buyer or its Affiliates, (iii) engaging in Seller’s retained businesses other than the Business or operating the Excluded Assets, including issuing or sponsoring prepaid cards, or (iv) acquiring (or entering into an agreement to acquire) and, after such acquisition, owning an interest in any Person (or its successor) (measured on a consolidated basis with such Person’s Affiliates acquired in such transaction or series of related transactions) that is engaged in a Competitive Business if (A) all such Competitive Businesses generated less than twenty-five percent (25%) of such Person’s consolidated annual revenues for the prior twelve (12) months or (B) all such Competitive Businesses generated twenty-five percent (25%) or greater of such Person’s consolidated annual revenues for the prior twelve (12) months and Seller, within twelve (12) months after the consummation of such acquisition, enters into a definitive agreement to cause the divestiture of all or substantially all of the Competitive Business of such Person and completes such disposition; provided, however, if such divestiture of all or substantially all of the Competitive Business is not completed by the twelve (12) month anniversary of the consummation of such acquisition, Buyer shall immediately cease or cause to be ceased the operation of the Competitive Business and within thirty (30) days following such twelve (12) month anniversary wind-down or cause to be wound-down all such Competitive Business.
(b)During the Non-Competition Period, Seller and its Affiliates shall not directly or indirectly through another Person (i) induce or attempt to induce or encourage (A) any Transferred Employee or (B) any employee or independent consultant employed by, or performing services for, Buyer or any of its Subsidiaries or Affiliates in connection with the Business following the Closing and set forth on Schedule 9.9(b) (clause (A) and (B), the “Restricted Employees”) of the Business as conducted by Buyer or any of its Subsidiaries or Affiliates to leave the employ of or consulting relationship with Buyer or any of its Subsidiaries or Affiliates, (ii) hire, employ or enter into a consulting relationship with the Restricted Employees, or (iii) intentionally negatively influence any clients, licensors, licensees or customers of the Business as conducted by Buyer or any of its Subsidiaries or Affiliates from purchasing from Buyer or any of its Subsidiaries or Affiliates products or services of the Business or to solicit or intentionally influence or attempt to intentionally influence any client, licensor, licensee, customer or other Person either directly or indirectly, to direct any purchase of products and/or services offered by the Business to any Person, firm, corporation, institution or other entity in competition with the Business as conducted by Buyer or any of its Subsidiaries or Affiliates.  The foregoing restrictions shall not preclude general solicitations in newspapers or similar mass media or through search firms not targeted towards any such employee or independent consultant referenced in Section 9.9(b)(i) or the Business and hiring Persons who respond thereto or apply to any individual who has not been employed in connection with the Business within the six (6) months preceding any such action.
(c)Seller acknowledges that a breached or threatened breach of this Section 9.9 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller or its Affiliates of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(d)Seller acknowledges that Buyer would not consummate the Transactions without the restrictions contained in this Section 9.9.  Seller further acknowledges that the geographical restriction contained in Section 9.9(a) is reasonable in all respects and necessary to protect the goodwill of the Business and that, without such protection, Buyer’s customer, distributor and supplier relations and competitive advantage would be adversely affected.  Seller agrees that the covenants made in this Section 9.9 shall be construed as agreements independent of any other provision(s) of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision(s) of this Agreement.
Article 10
MISCELLANEOUS
10.1Amendment and Waiver.  This Agreement may not be amended, altered or modified except by a written instrument executed by each of the Parties.  No course of dealing between or among any Persons having any interest in this Agreement, or action taken by any such Person (including in any investigation by or on behalf of any Party), will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.
10.2Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) five (5) Business Days after being sent by registered or certified mail, return receipt requested, (ii) upon delivery, if hand delivered, (iii) one Business Day after being sent by prepaid overnight courier with guaranteed delivery, with a record of receipt, or (iv) upon transmission with confirmed delivery if sent by email before 5:00 p.m. recipient’s local time on a Business Day, otherwise on the next Business Day, in each case, to the appropriate address or number as set forth below:

Notices to Seller:

Republic Bank & Trust Company
601 West Market Street
Louisville, KY 40202
Attn: William Nelson, President Republic Processing Group
Email: BNelson@republicbank.com

with copies to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street
New York, New York 10019
Facsimile: (212) 403-2000
Attn: Jacob A. Kling
Email: JAKling@wlrk.com

Notices to Buyer:

Green Dot Corporation
3465 East Foothill Boulevard
Pasadena, CA 91107
Attn: General Counsel
Email: legalnotices@greendotcorp.com

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, CA 94105

Attn: Jeannie Shin

Email: jshin@orrick.com

Each of the Parties may designate a different address for notices by delivering written notice to the other Parties in accordance with this Section 10.2.

10.3Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Party; provided, however, that either Party may assign any or all of its rights, interests and obligations hereunder (a) in connection with the sale of all or substantially all of the assets of, or any business transaction involving, such Party or an Affiliate thereof (whether pursuant to a merger, consolidation, sale of equity interests or otherwise) or (b) to any of its Affiliates without any prior written consent of the other Party; provided, further, however, that notwithstanding such assignment, such assigning Party shall not be relieved of any of its obligations hereunder unless and only to the extent that such obligations are fulfilled by such assignee.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors or assigns, heirs, legatees, distributees, executors, administrators and guardians.
10.4Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
10.5Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Person.  The use of the word “including” in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation.  All references to actions in the “ordinary course of business” shall be deemed to refer to the relevant Person’s ordinary course of business consistent with such Person’s past custom and practice and shall take into account the commercially reasonable actions taken by such Person and its Affiliates in response to COVID-19 and the Pandemic Measures.  All references to dollar amounts and the “$” symbol in this Agreement shall refer to U.S. dollars.

10.6Captions.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.
10.7No Third Party Beneficiaries.  Except as expressly provided in Article 8 with respect to the Indemnitees, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such Third Parties specifically including employees or creditors of Seller.
10.8Complete Agreement.  This document and the documents referred to herein, including the Confidentiality Agreement, contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way, including any non-binding letter of intent.
10.9Counterparts.  This Agreement may be executed in one or more counterparts, any one of which may be by facsimile or digital imaging device (i.e., pdf format), all of which taken together shall constitute one and the same instrument.
10.10Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.  Any action, suit or other Proceeding, at law or in equity, arising out of or relating to this Agreement or any agreements or the Transactions shall only be brought in any federal court in the State of Delaware or the Court of Chancery of the State of Delaware.  THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN SUCH COURTS.  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY AND EXCLUSIVELY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION.  THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION.  THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

10.11Confidential Supervisory Information.  Notwithstanding any other provision of this Agreement, no disclosure shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (as defined under applicable banking Laws) of a Governmental Authority by any Party to this Agreement to the extent prohibited by applicable Law.  To the extent legally permissible, the non-disclosing Party relying on this Section 10.11 shall notify the other Party of such reliance, and appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

[Signature pages follows]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

BUYER:

GREEN DOT CORPORATION

By:	/s/ Dan Henry
Name:	Dan Henry
Its:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

SELLER:

REPUBLIC BANK & TRUST COMPANY

By:	/s/ Steven E. Trager
Name:	Steven E. Trager
Its:	Chair and Executive Officer

[Signature Page to Asset Purchase Agreement]